Exhibit (d)(1)
PURCHASE AGREEMENT

between

THERMO FISHER SCIENTIFIC INC.

and

OLINK HOLDING AB (PUBL),

dated as of October 17, 2023

i

ii

INDEX OF ANNEXES AND SCHEDULES
Annex I	Conditions to the Offer
Company Disclosure Letter
iii

PURCHASE AGREEMENT
This PURCHASE AGREEMENT, dated as of October 17, 2023 (this “Agreement”), is entered into by and between Thermo Fisher Scientific Inc., a Delaware corporation (“Parent”), and Olink Holding AB (publ), a public limited liability company organized under the Laws of Sweden (the “Company”).
WHEREAS, Parent desires that Buyer acquire the Company on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement and the Transactions are in the best interests of the Company and its shareholders, (b) approved the terms and conditions of this Agreement (to the extent applicable to the Company) and the Transactions, the execution and delivery of this Agreement, the performance of the Company’s obligations under this Agreement and the consummation of the Transactions, and (c) resolved, on the terms and subject to the conditions set forth in this Agreement, to support the Offer and recommend acceptance of the Offer by the shareholders of the Company;
WHEREAS, the board of directors of Parent has determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement and the Transactions are in the best interests of Parent, and has approved the execution and delivery of this Agreement and performance of Parent’s obligations under this Agreement and the consummation of the Transactions and the Compulsory Redemption;
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer shall commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any and all of the outstanding Common Shares (the “Shares”) and any outstanding ADSs (collectively with the Shares, the “Offer Securities”) in exchange for $26.00 per Share, representing $26.00 per ADS, in cash, without interest (such amount or any higher amount per Share and ADS paid pursuant to the Offer in accordance with this Agreement, the “Offer Consideration”);
WHEREAS, as a condition and inducement to the willingness of Parent and Buyer to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain shareholders of the Company are entering into a tender and support agreement (the “Support Agreement”) with Parent and Buyer, pursuant to which and subject to the conditions contained therein, among other things, such shareholders of the Company have agreed to tender all of their Offer Securities in the Offer; and
WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Buyer and the Company hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Certain Definitions. For purposes of this Agreement the term:
“Acceptance Time” has the meaning set forth in Section 2.1(b).
“Acquisition Proposal” means any offer or proposal made or renewed by a Person or group (other than Parent or Buyer) at any time after the date of this Agreement relating to any (a) direct or indirect acquisition by any Person or group (or the shareholders of any Person or group) of beneficial ownership of twenty percent (20%) or more of any class of equity or voting securities of the Company (or of any resulting parent company of the Company) or twenty percent (20%) or more of the outstanding voting power of the Company (or any resulting parent company of the Company) (or any other equity interests representing such voting power after giving effect to any right of conversion or exchange thereof) or (b) direct or indirect acquisition or exclusive license by any Person or group (or shareholder of any Person or group) of assets representing twenty percent (20%) or more of the consolidated revenues, net income or total assets of the Company and its Subsidiaries, in each case, pursuant to a merger, consolidation, joint-venture, recapitalization, dissolution, liquidation or other business combination, sale of share capital, sale, license or other transfer or disposition of assets, tender offer or exchange offer, or similar transaction, including any single or multi-step transaction or series of related transactions, in each case of the preceding (a) and (b), other than by Parent or any Affiliate of Parent. For the avoidance of doubt, the Offer and Compulsory Redemption shall not be deemed an Acquisition Proposal.
“Action” means any pending or threatened claim, controversy, charge, cause of action, complaint, demand, subpoena, prosecution, audit, examination, mediation, notice, action, suit, litigation, arbitration, inquiry, investigation or other legal administrative, arbitral or similar proceeding.
“ADS Depositary” has the meaning set forth in Section 2.5(b).
“ADSs” means American Depositary Shares issued pursuant to the Deposit Agreement and each representing one Common Share.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or partnership or other interests, contract or otherwise; provided, however, that notwithstanding the foregoing, the term “Affiliate” shall not include any portfolio company owned directly or indirectly by any fund or investment vehicle managed, advised or controlled by Summa Equity AB.
“Affiliate Arrangement” has the meaning set forth in Section 3.25.
“Agreement” has the meaning set forth in the Preamble.
“Anti-Corruption Laws” has the meaning set forth in Section 3.21(a).
“Antitrust Laws” has the meaning set forth in Section 5.6(b).
“Arbitral Tribunal” has the meaning set forth in Section 1.1(a).
“Award” has the meaning set forth in Section 7.10(f).
“beneficial owner” with respect to any securities has the meaning ascribed to such term under Rule 13d-3 under the Exchange Act (and the terms “beneficially owns” and “owns beneficially” have a corresponding meaning).
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Uppsala, Sweden or New York, New York, United States are authorized or required by applicable Law to close.
“Business Intellectual Property” has the meaning set forth in Section 3.14(b).
“Buyer” means Parent or any wholly owned direct or indirect subsidiary of Parent designated in accordance with Section 7.4 by Parent in writing to the Company prior to the filing of Schedule TO.
“Buyer Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that would, or would reasonably be expected to, directly or indirectly, prevent or materially impede the consummation by Parent or Buyer of the Transactions or the compliance by Parent or Buyer with its obligations in all material respects under this Agreement.
“Buyer Plan” has the meaning set forth in Section 5.4(c).
“Change of Board Recommendation” means (a) the withdrawal, amendment, modification or qualification of the Company Board Recommendation or any public proposal to withdraw, or amend, modify or qualify the Company Board Recommendation, in each case under this clause (a), in a manner adverse to Parent or Buyer, (b) the failure to include the Company Board Recommendation in the Solicitation/Recommendation Statement on Schedule 14D-9 disseminated to holders of the Offer Securities, (c) the approval, authorization or recommendation by the Company Board of any Acquisition Proposal or any public proposal by the Company Board to approve, authorize or recommend any Acquisition Proposal or (d) if any Acquisition Proposal is structured as a tender offer or exchange offer for the outstanding equity interests of the Company and is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an Affiliate of Parent), the failure to recommend, within ten (10) Business Days after such commencement, against acceptance by the shareholders of the Company of such tender offer or exchange offer.

“Closing” has the meaning set forth in Section 2.1(b).
“Closing Date” has the meaning set forth in Section 2.1(b).
“CMA” means the Competition and Markets Authority.
“Code” has the meaning set forth in Section 2.7.
“Common Shares” means the common shares, quota value SEK 2.431906612623020 per share, of the Company.
“Company” has the meaning set forth in the Preamble.
“Company Balance Sheet Date” means June 30, 2023.
“Company Board” has the meaning set forth in the Recitals.
“Company Board Recommendation” has the meaning set forth in Section 3.2(b).
“Company Disclosure Documents” has the meaning set forth in Section 3.23.
“Company Disclosure Letter” has the meaning set forth in ARTICLE III.
“Company Equity Awards” has the meaning set forth in Section 2.3(b).
“Company Equity Plan” means the Olink Holding AB (publ) Amended and Restated 2021 Incentive Award Plan.
“Company Exclusively In-Licensed IP” means all Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries, whether registered or unregistered.
“Company Leased Real Property” has the meaning set forth in Section 3.11(b).
“Company Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that, individually or in the aggregate, directly or indirectly has, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets, operations, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any changes, effects, events, inaccuracies, occurrences, or other matters, directly or indirectly, resulting or arising from, relating to, or in connection with, any of the following will be disregarded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (a) matters generally affecting any U.S. or foreign economies, financial, currency, capital or securities markets (including changes in currency exchange rates or interest rates or the availability of financing), or matters generally affecting one or more industries or markets in which the Company and its Subsidiaries operate; (b) the parties’ entry into this Agreement, the announcement or pendency of this Agreement or the transactions contemplated hereby (including (i) the disclosure of the identity of Parent or Buyer, (ii) any communication by Parent regarding the plan or intentions of Parent with respect to the conduct of the Company’s business or relating to the transactions contemplated hereby, and (iii) the threatened or actual impact on relationships of the Company or its Subsidiaries with customers, vendors, suppliers, distributors, licensors, licensees, landlords, or employees (including the termination, suspension, modification, or reduction of such relationships)) (it being understood that this clause (b) shall not apply with respect to (A) a breach of the representations and warranties contained in Section 3.5 and Section 3.6 or (B) the condition set forth in paragraph 2(c) of Annex I solely with respect to such representations and warranties); (c) any change in the market price or trading volume of the Shares or the ADSs or any other securities the value of which is directly or indirectly tied to the Shares or ADSs in and of itself (but not, in each case, the underlying cause of such changes to the extent such cause is not otherwise excluded by the other terms of this definition); (d) acts of war (whether or not declared), insurrection, sabotage, or terrorism (or the escalation of the foregoing), or any national or international political or social conditions or natural disasters (including earthquake, hurricane, tornado, storm, flood, fire, volcanic eruption, or similar occurrence), changes in climate or weather conditions, or global health conditions (including any epidemic, pandemic, or disease outbreak, including COVID-19 and any worsening thereof), national emergencies, or other similar force majeure events; (e) any COVID-19 Measure; (f) changes in IFRS or accounting principles promulgated thereunder, or interpretations thereof after the date hereof; (g) the taking of any action or refraining from taking any action, in each case, by the Company or any of its Subsidiaries (i) required by this Agreement (other than Section 5.1(a)), (ii) to which Parent has consented in writing in advance or (iii) which Parent has requested in writing; (h) any failure by the Company to meet any internal or analyst projections or forecasts or estimates of the Company’s revenues, earnings, or other financial metrics for any period in and of itself (but not, in each case, the underlying cause of such failure to the extent such cause is not otherwise excluded by the other terms of this definition); (i) any strike, lockout, labor dispute, riot, civil commotion, civil unrest, protest or embargo; (m) any changes in any Laws or any acts of any Governmental Body, including any government shutdown or similar event; or (j) any event or circumstance set forth on Section 1.1(a) of the Company Disclosure Schedule; except, in the case of the foregoing clause (a), (d), (f) or (i), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other similarly situated participants in the industries and geographic areas in which the Company and its Subsidiaries operate (in which case only such incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).
“Company Material Contract” has the meaning set forth in Section 3.13(a).
“Company Organizational Documents” means the articles of association, or equivalent organizational documents, of the Company as amended and in effect on the date of this Agreement.
“Company Owned Real Property” has the meaning set forth in Section 3.11(b).
“Company Plan” means any Plan that the Company or any of its Subsidiaries has entered into, sponsors, maintains, contributes to, is required to contribute to, in each case, for the benefit of any current or former employee, officer, independent contractor or director of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any Liability; provided, however, that Company Plan will not include workers’ compensation, unemployment compensation and other programs that are required under applicable Law and maintained by any Governmental Body.
“Company Real Property” means, collectively, the Company Owned Real Property and the Company Leased Real Property.
“Company Registered Intellectual Property” has the meaning set forth in Section 3.14(a).
“Company RSU” has the meaning set forth in Section 2.3(b).
“Company SEC Documents” has the meaning set forth in Section 3.7(a).
“Company Stock Option” has the meaning set forth in Section 2.3(a).
“Company Top Vendor” has the meaning set forth in Section 3.13(a)(xv).
“Company Voting Debt” has the meaning set forth in Section 3.3(d).
“Compulsory Redemption” means the procedures (including the appointment of arbitrators and the composition of an arbitration tribunal) set out in Chapter 22 of the Swedish Companies Act for the compulsory redemption of any outstanding Shares held by Minority Shareholders to accommodate 100% ownership in the Company by Parent or Buyer.
“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).
“Consent” has the meaning set forth in Section 3.6.
“Contract” means any agreement, contract, subcontract, lease, sublease, occupancy agreement, binding understanding, obligation, instrument, indenture, mortgage, note, option, warranty, purchase order, license, or commitment, which, in each case, is legally binding upon a party.
“Copyrights” means all copyrightable works, copyrights (whether or not registered), including all registrations thereof and applications therefor, and all renewals, extensions, and restorations of the foregoing.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions or mutations thereof or associated epidemics, pandemics or disease outbreaks and any treatments, therapies or vaccines therefor.
“COVID-19 Measures” means any Law or directive by any Governmental Body (including the World Health Organization and the Centers for Disease Control and Prevention) in connection with or in response to COVID-19, including with respect to quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, return to work, vaccination or testing mandates, employment, human resources, customer/vendor engagement, real property or leased real property management, safety or otherwise, including the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and the Consolidated Appropriations Act, 2021 (Pub. L. 116-260), in each case together with any administrative or other guidance published with respect thereto by any Governmental Body.
“Current Employee” has the meaning set forth in Section 5.4(a).
“Deposit Agreement” has the meaning set forth in Section 2.5(b).
“Depositary Agent” has the meaning set forth in Section 2.1(h).
“Determination Notice” has the meaning set forth in Section 5.3(e)(i)(C).
“Dispute” has the meaning set forth in Section 7.10.
“Electronic Delivery” has the meaning set forth in Section 7.8.
“Employee” means an individual employed by the Company or any of its Subsidiaries immediately prior to the Closing.
“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar applicable Laws of general applicability, now or hereafter in effect, affecting or relating to creditors’ rights and remedies generally and (b) the remedies of specific performance and injunctive and other forms of equitable relief that may be subject to equitable defense, whether considered in a proceeding at Law or in equity.
“Environmental Laws” means all Laws, Judgments or Permits concerning pollution or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata or sediments), natural resources, endangered or threatened species or human health (in regards to exposure to hazardous or toxic substances) and all Laws pertaining to the generation, management, manufacture, processing, use, registration, distribution, transportation, treatment, storage, recycling, reuse or disposal, release or threatened release of hazardous or toxic substances.
“Equity Interests” means, with respect to any Person, any (a) shares in the share capital or equity interests of such Person, (b) securities convertible or exchangeable, directly or indirectly, into shares in the share capital or equity interests of such Person, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts or other securities or rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind that obligate such Person to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares in the share capital or equity interests of such Person or securities convertible into or exchangeable for such shares or equity interests, or that obligate such Person to grant, extend or enter into such options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts or other securities or rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments which would obligate such Person to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares in the share capital or equity interests of such Person, (d) authorized equity or equity-based rights or compensation awards, including any stock appreciation, phantom stock, profit participation, security-based performance units or other security rights issued by such Person, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which such Person is a party, in each case pursuant to which any Person is entitled to receive any payment from such Person based in whole or in part on the value of any shares in the share capital or equity interests of such Person and (e) obligations of such Person to repurchase, redeem or otherwise acquire shares in the share capital or equity interests of such Person, or any securities representing the right to purchase or otherwise receive any shares in the share capital or equity interests of such Person.
“ERISA” has the meaning set forth in Section 3.17(d).
“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) which is, or has at any relevant time been, under common control, or treated as a single employer, with the Company, Parent or any of their respective Subsidiaries, as applicable, under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“EU Merger Regulation” means Council Regulation 139/2004 of the European Union.
“Exchange Act” means the Securities Exchange Act of 1934.
“Expiration Time” has the meaning set forth in Section 2.1(d).
“FCPA” has the meaning set forth in Section 3.21(a).
“Finance Leases” means all obligations for finance leases (determined in accordance with IFRS).
“Foreign Investment Law” means any Law intended to prohibit, restrict or regulate acquisitions or investments in Persons organized, domiciled or operating in a jurisdiction by foreign Persons.
“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental authority, including, any judicial, administrative or arbitral body, applicable securities exchange, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.
“Hazardous Substance” means any waste, material, or substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant, or that is otherwise regulated or forming the basis for Liability under any Environmental Law, and petroleum, asbestos or asbestos-containing materials, per- and poly-fluorinated substances and polychlorinated biphenyls.
“HSR Act” has the meaning set forth in Section 3.6.
“ICC” has the meaning set forth in Section 7.10.
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.
“Incidental License” means (a) permitted use right to confidential information in a nondisclosure agreement; (b) [Reserved]; (c) rights granted under any standard form terms of use for any website of the Company or any of its Subsidiaries; (d) a sales or marketing or similar Contract that includes a license to use the Trademarks of the Company or any of its Subsidiaries for the purposes of promoting any Products; (e) a vendor Contract that includes permission for the vendor to identify the Company or any of its Subsidiaries as a customer of the vendor; or (f) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property.
“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money, whether current, short term or long term and whether secured or unsecured and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar securities or instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade payables or accruals incurred in the ordinary course of business); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, surety bonds or similar credit transaction; (d) all obligations of such Person under Finance Leases; (e) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations; and (f) all obligations of the type referred to in sub-clauses (a) through (e) of any Persons for the payment of which such Person is responsible or liable, as obligor, guarantor or surety.
“Indemnified Party” has the meaning set forth in Section 5.5(b).
“Independent Contractor” means an individual engaged by the Company or its Subsidiaries as an individual contractor or consultant as of immediately prior to the Closing.
“Initial Expiration Time” has the meaning set forth in Section 2.1(d).
“Injunctive Claim” has the meaning set forth in Section 5.5(b)7.10(n).
“Injunctive Claimant” has the meaning set forth in Section 5.5(b)7.10(n).
“Intellectual Property” means any of the following, in any jurisdiction worldwide: (a) Trademarks; (b) Patents; (c) Know-How; (d) Copyrights; and (e) Software.

“Intentional Breach” has the meaning set forth in Section 6.5.
“Intervening Event” means a material change, effect, event, circumstance, occurrence, or other matter that was not known to or reasonably foreseeable by the Company Board or any member thereof on the date of this Agreement, which change, effect, event, circumstance, occurrence, or other matter, or any consequence thereof, becomes known or reasonably foreseeable to the Company Board or any member thereof prior to the Acceptance Time; provided, however, that in no event will any of the following constitute an Intervening Event: (a) the receipt, existence or terms of an Acquisition Proposal or any inquiry related thereto or the consequences thereof; (b) any changes in the market price or trading volume of the Shares or the ADSs in and of themselves; (c) advancements, increased adoption and other events contemplated by the Company’s growth and customer acquisition strategy, external or internal studies relating to the Company’s products or their use, or scientific and technological developments generally in the field of proteomics, in each case under this clause (c), to the extent known or reasonably foreseeable by the Company Board or any member thereof as of the date hereof (including as reflected in any internal projections, cases, budgets, forecasts or estimates of the Company’s financial metrics for any period); or (d) the fact, in and of itself, that the Company meets or exceeds any internal or analyst projections, confidential information memorandum cases, budgets, forecasts or estimates of the Company’s revenues, earnings or other financial metrics for any period.
“IP Contracts” means all Contracts under which (a) the Company or any of its Subsidiaries, as applicable, has obtained from or granted to any third party (or agrees to obtain from or grant to any third party) any license, covenant not to sue, co-existence agreement, settlement agreement or other right, title or interest in or (b) the Company or any of its Subsidiaries, as applicable, is expressly restricted from using, in each case (a) and (b) of this definition, any Intellectual Property that is material to the continued operation of the business of the Company or any of its Subsidiaries, as applicable, as of the date of this Agreement, except for (i) Contracts for Off-the-Shelf Software, (ii) Contracts for Open Source Code, (iii) any Incidental License (iv) non-exclusive licenses granted to customers of the Company or any of its Subsidiaries in the ordinary course of business pursuant to the Company’s or its Subsidiaries’ standard customer contracts (copies of the forms of which have been provided to Parent) and (v) proprietary rights Contracts with employees or independent contractors on a standard form (or substantially similar form) of the Company or any of its Subsidiaries.
“IT Systems” means computers, Software, servers, workstations, networks, systems, routers, hubs, switches, data communications lines, and all other information technology equipment and associated documentation.
“Judgment” means any judgment, injunction, rule, order or decree of any court or Governmental Body.
“Key Employee” means those individuals listed on Section 1.1(b) of the Company Disclosure Letter.
“Know-How” means intellectual property rights arising from or in respect of Trade Secrets, know-how, clinical and technical data, operational data, engineering information, invention and technical reports, pricing information, research and development information, processes, formulae, methods, formulations, discoveries, specifications, designs, algorithms, plans, improvements, models and methodologies, and customer, distributor, consumer and supplier lists and data.
“Knowledge” with respect to the Company means the actual knowledge of the respective individuals listed on Section 1.1(c) of the Company Disclosure Letter after making reasonable inquiry of direct reports for the applicable matter. None of the individuals set forth in Section 1.1(c) of the Company Disclosure Letter shall have any personal liability or obligations regarding such knowledge.
“Law” means any supranational, national, foreign (including Sweden) or U.S. federal, state, local, provincial, municipal, or domestic law (including common law), treaty, statute, code, order, ordinance, decree, Permit, rule, regulation (including any European regulation), writ, ruling, determination, directive, award, settlement or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
“Lease” has the meaning set forth in Section 3.11(b).

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.
“Lien” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or restriction.
“Lookback Date” has the meaning set forth in the preamble to ARTICLE III.
“Measurement Date” has the meaning set forth in Section 3.3(a).
“Minimum Percentage Threshold” has the meaning set forth in Section 2.1(c).
“Minimum Tender Condition” has the meaning set forth in Annex I, paragraph 1(a).
“Minority Shareholders” means holders of any Offer Securities that were not tendered pursuant to the Offer.
“Nasdaq” means The Nasdaq Global Market.
“Non-Party Affiliates” has the meaning set forth in Section 7.13.
“Non-U.S. Plan” means a Plan that is subject to the Laws of a jurisdiction other than the U.S. (whether or not U.S. Law also applies).
“Notice Period” means the period beginning on the day of delivery by the Company to Parent of a Determination Notice and ending on the fourth (4th) Business Day thereafter.
“OECD Convention” has the meaning set forth in Section 3.21(a).
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Off-the-Shelf Software” means Software, other than Open Source Code, obtained from a third party on general commercial terms and that continues to be widely available on such commercial terms.
“Offer” has the meaning set forth in the Recitals.
“Offer Commencement Date” has the meaning set forth in Section 2.1(a).
“Offer Conditions” has the meaning set forth in Section 2.1(a).
“Offer Consideration” has the meaning set forth in Recitals.
“Offer Documents” has the meaning set forth in Section 2.1(g).
“Open Source Code” means any Software that is distributed under “open source” or “free software” terms or that is distributed under a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms, including any Software distributed with any license term or condition that requires or conditions the use or distribution of such Software on the disclosure, licensing or distribution of any source code for any portion of such Software or any derivative work of such Software.
“ordinary course of business” means the ordinary course of business consistent with past practice as conducted by the Company and its Subsidiaries.
“Outside Date” has the meaning set forth in Section 6.2(b).
“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries, as applicable.
“Parent” has the meaning set forth in the Preamble.

“Patents” means issued patents (including issued utility and design patents), utility models, registered community designs, registered industrial designs, certificates of invention and any pending applications for any of the foregoing, including any divisionals, provisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, reissues, re-examinations, substitutions, extensions and renewals of any of the foregoing.
“Permits” means all approvals, authorizations, clearances, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Bodies and all other Persons.
“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are established in the financial statements in accordance with IFRS; (b) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts that are not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are established in the financial statements in accordance with IFRS or that do not, individually or in the aggregate, materially impair the occupancy, marketability or use of such property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business; (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Company Leased Real Property which are not violated by the current use and operation of the Company Leased Real Property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Company Leased Real Property that do not materially impair the occupancy, marketability or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business; (e) Liens arising under workers’ compensation, unemployment insurance and social security; (f) purchase money liens and liens securing rental payments under Finance Leases, so long as (i) such liens attach only to the asset purchased or acquired and the proceeds thereof and (ii) such liens only secure the Indebtedness that was incurred to acquire the asset purchased or acquired or any refinancing indebtedness in respect thereof; (g) non-exclusive licenses of Intellectual Property (express or implied) granted in the ordinary course of business; and (h) those matters identified on Section 1.1(d) of the Company Disclosure Letter, as applicable.
“Permitted Remedy Action” has the meaning set forth in Section 5.6(b).
“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a Governmental Body or any department, agency or political subdivision thereof.
“Personal Data” means any data or information in any media that can be used on its own or with other information to identify, contact or locate an individual, including any such other data or information that constitutes personal data or personal information under any applicable Law or the Company’s or any of its Subsidiaries’ published privacy policies.
“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any other compensation or benefit plan, policy, program, arrangement, or agreement, whether written or unwritten, covering any current or former officer, director, employee or independent contractor, including any stock purchase, stock option, restricted stock, other equity or equity-based, phantom equity, severance, separation, retention, employment, individual consulting, change in control, bonus, incentive, deferred compensation, pension, retirement, supplemental retirement, collective bargaining, health, welfare, vacation, paid time off, leave of absence, fringe or other benefit plan, policy, program, arrangement, or agreement.
“Pre-Closing Period” has the meaning set forth in Section 5.1(a).
“Principal Shareholder” means Knilo InvestCo AS.
“Products” means (a) any product or service that the Company or any of its Subsidiaries is manufacturing, distributing, supporting, marketing or selling and (b) any product or service currently under preclinical or clinical development by the Company or any of its Subsidiaries.
“Protected Period” has the meaning set forth in Section 5.6(b).

“Regulatory Schedule” has the meaning set forth in Section 3.6(a).
“Remedy Action” has the meaning set forth in Section 5.6(b).
“Representative” means the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a Person.
“RSU Replacement Award” has the meaning set forth in Section 3.21(a).
“Rules” has the meaning set forth in Section 7.10.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, Venezuela, Russia and the Crimea, so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine).
“Sanctioned Person” shall mean any Person that is the subject of Sanctions, including (a) any Person listed in any Sanctions-related list maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, Switzerland or any European Union member state, (b) any Person located, organized, resident in or national of a Sanctioned Country or (c) any Person 50% or more owned, directly or indirectly, or otherwise controlled by any such Person or Persons described in the foregoing clauses (a) and (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or Switzerland.
“Sarbanes-Oxley” has the meaning set forth in Section 3.7(a).
“Schedule 14D-9” has the meaning set forth in Section 2.2(b).
“Schedule TO” has the meaning set forth in Section 2.1(g).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Shareholder Litigation” has the meaning set forth in Section 5.11.
“Shares” has the meaning set forth in the Recitals.
“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, including program files, data files, computer-related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, middleware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation related to any of the foregoing, and any improvements, updates, upgrades or derivative works of any of the foregoing.
“Specified FTC Letter” means a pre-consummation letter from the FTC in similar form to that set forth in its blog post, dated August 3, 2021, and posted at https://www.ftc.gov/enforcement/competition-matters/2021/08/adjusting-merger-review-deal-surge-merger-filings.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock or other voting or equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing or governing Person or Persons of such partnership, association, limited liability company or other business entity.
“Superior Proposal” means any bona fide written Acquisition Proposal (provided that for purposes of this definition, references to “twenty percent (20%) or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than fifty percent (50%)”) that did not result from or arise out of a material breach of Section 5.3(a) and that (a) the Company Board determines in good faith is reasonably likely to be consummated on the terms proposed and for which financing (if required) is committed and is reasonably likely to be obtained and (b) the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor or advisors, is more favorable to the Company and its shareholders than the Transactions, taking into account all financial, legal, regulatory, timing and other aspects of such Acquisition Proposal (including any adjustment to the terms and conditions of the Transactions proposed by Parent in accordance with Section 5.3(e)(i) in response to such proposal prior to expiration of the Notice Period).
“Support Agreement” has the meaning set forth in the Preamble.
“Swedish Companies Act” means the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)).
“Tax” or “Taxes” means any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, or estimated tax, in each case, in the nature of a tax, and together with any interest, penalties and additions related thereto.
“Tax Attribute” means any Tax attribute or Tax item that could reduce a Tax otherwise payable, including Tax basis, a net operating loss, net capital loss, general business credit, foreign Tax credit, investment credit, research or experimentation credit, charitable deduction, or credit related to alternative minimum Tax.
“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any related or supporting information) and any amendment thereof filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.
“Trade Secrets” means information that derives independent economic value because it is not generally known or readily ascertainable, and it is the subject of efforts to maintain secrecy.
“Trademarks” means trademarks, service marks, corporate names, trade names, brand names, product names, domain names, logos, slogans, trade dress and other indicia of source or origin, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby.
“Transactions” means each of the Offer and the other transactions contemplated by this Agreement.
“Treasury Regulations” has the meaning set forth in Section 2.7.
“UK Bribery Act” has the meaning set forth in Section 3.21(a).
“Unvested Option Replacement Award” has the meaning set forth in Section 3.21(a).
“Vested Option Cash-Out Amount” has the meaning set forth in Section 3.21(a).

ARTICLE II
THE OFFER
Section 2.1 The Offer.
(a) Buyer shall, as promptly as reasonably practicable after the date of this Agreement, but in no event later than the tenth (10th) Business Day following the date of this Agreement (unless another date is agreed in writing by the parties hereto) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer. The obligations of Buyer to accept for payment, and pay for, any Offer Securities validly tendered and not properly withdrawn pursuant to the Offer shall be subject to the satisfaction or waiver (to the extent permitted under this Agreement) of the conditions set forth in Annex I (the “Offer Conditions”). The date on which Buyer commences the Offer is referred to as the “Offer Commencement Date”.
(b) In accordance with the terms and conditions of this Agreement and subject to the satisfaction or waiver (to the extent such waiver is permitted hereunder and not prohibited by applicable Law) of the Offer Conditions, Buyer shall (and Parent shall cause Buyer to), at or as promptly as practicable following the Expiration Time (but in any event on the first Business Day immediately thereafter), accept for payment (the time of acceptance for payment, the “Acceptance Time”) and, at or as promptly as practicable following the Acceptance Time (but in any event no later than the Business Day immediately thereafter (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) thereafter), pay (by delivery of funds to the Depositary Agent for the Offer) for all Offer Securities validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time (the “Closing”). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Offer Consideration payable in respect of each Offer Security pursuant to the first sentence of this Section 2.1(b) shall be paid (without interest and less applicable withholding Taxes) on the terms and subject to the conditions of this Agreement.
(c) Buyer may at any time (x) increase the Offer Consideration, or (y) waive, or make changes to certain terms of, or conditions to, the Offer, if not inconsistent with the terms of this Agreement; provided, that, without the prior written consent of the Company, Buyer shall not (and Parent shall cause Buyer not to):
(i) waive or change the Minimum Tender Condition, other than as set forth in this Section 2.1(c);
(ii) decrease the Offer Consideration;
(iii) change the form of consideration to be paid in the Offer;
(iv) decrease below the Minimum Percentage Threshold the number of Shares or ADSs sought in the Offer;
(v) extend or otherwise change the Expiration Time, except as otherwise provided in this Agreement; or
(vi) impose additional Offer Conditions or otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner adverse to the holders of Shares or ADSs.
Notwithstanding anything to the contrary set forth herein, Buyer may, in its sole discretion, waive or change the Minimum Tender Condition to decrease the threshold percentage of issued and outstanding Shares and ADSs required to be validly tendered and not withdrawn to meet the Minimum Tender Condition to represent a percentage no lower than fifty-one percent (51%) of the issued and outstanding Shares (excluding any Shares held in treasury by the Company or owned by any of the Company’s Subsidiaries) immediately prior to the Expiration Time (such minimum percentage, the “Minimum Percentage Threshold”); provided that, to the extent practicable, Buyer shall notify the Company in writing prior to making such waiver or change.
(d) The Offer shall initially expire one minute after 11:59 p.m. (New York City Time), or at such other time as the parties hereto may mutually agree, on the date that is twenty (20) Business Days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (unless another date is agreed in writing by the parties hereto) (such initial expiration date and time of the Offer, the “Initial Expiration Time”) or, if the Offer has been extended pursuant to and in accordance with Section 2.1(e), the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”).

(e) Unless this Agreement has been terminated in accordance with ARTICLE VI, Buyer may or shall (in which case Parent shall cause Buyer to), as applicable, extend the Offer from time to time as follows:
(i) Buyer shall (and Parent shall cause Buyer to) extend the Offer for the minimum period as required by any rule, regulation, interpretation or position of the SEC, the staff thereof, or Nasdaq, as applicable to the Offer, including as may be required in the event that the Minimum Tender Condition is changed in accordance with Section 2.1(c);
(ii) if, at the then-scheduled Expiration Time, (A) any of the Offer Conditions, other than the Minimum Tender Condition, has not either been satisfied or waived by Buyer (to the extent such waiver is permitted under this Agreement or applicable Law), then, unless otherwise agreed by Parent and the Company, Buyer shall (and Parent shall cause Buyer to) extend the Offer on one or more occasions in consecutive periods of ten (10) Business Days each (with each such period to end at 5:00 p.m. (New York City Time) on the last Business Day of such period) (or such other duration as may be agreed to by Buyer and the Company) in order to permit the satisfaction of such Offer Condition(s); or (B) all of the Offer Conditions, other (1) than the Minimum Tender Condition and (2) the Offer Condition in paragraph 2(d) of Annex I, have either been satisfied or waived by Buyer (to the extent such waiver is permitted under this Agreement or applicable Law), then Buyer may (and, at the request of the Company, Buyer shall (and Parent shall cause Buyer to)) extend the Offer on one or more occasions in consecutive periods of ten (10) Business Days each (with each such period to end at 5:00 p.m. (New York City Time) on the last Business Day of such period) (or such other duration as may be agreed to by Buyer and the Company) in order to permit the satisfaction of the Minimum Tender Condition, it being understood and agreed that Buyer shall not be required by the Company to extend the Offer pursuant to this clause (B) on more than three (3) occasions, but may, in its sole and unlimited discretion, elect to do so; provided, however, that in no event pursuant to either clause (A) or (B) shall Buyer be required to extend the Offer to a date later than the Outside Date (as the Outside Date may be extended pursuant to Section 6.2(b)); or
(iii) Buyer may extend the Offer to such other date and time as may be mutually agreed by Parent and the Company in writing.
(f) The Offer may not be terminated prior to the Initial Expiration Time or the then-scheduled Expiration Time (as the same may be extended pursuant to Section 2.1(e)) unless this Agreement is validly terminated pursuant to ARTICLE VI. If the Offer is terminated in accordance with this Agreement by Parent prior to the acceptance for payment and payment for the Offer Securities tendered pursuant to the Offer, Buyer shall (and Parent shall cause Buyer to) as promptly as practicable, and in any event within three (3) Business Days of the termination, return, and shall cause the Depositary Agent or any other depositary acting on behalf of Buyer to return, in accordance with applicable Law, all tendered Offer Securities to the registered holders thereof. Nothing in this Section 2.1(f) shall affect any termination rights under ARTICLE VI.
(g) As soon as practicable on the Offer Commencement Date, Parent and Buyer shall (i) file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which contains or incorporates by reference an offer to purchase and a related letter of transmittal and other appropriate ancillary offer documents required to be included therein (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments or supplements thereto and including exhibits thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of the Offer Securities to the extent required by applicable United States federal securities Laws and any other applicable Law. The Company shall furnish promptly to Parent and Buyer all information concerning the Company required by the Exchange Act and applicable Law, or as reasonably requested by Parent, to be set forth in the Offer Documents. Parent and Buyer shall cause the Offer Documents to comply as to form in all material respects with the requirements of applicable Law. Each of Parent and Buyer, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for inclusion or incorporation by reference in the Schedule TO and the Offer Documents if and to the extent that such information has become (or has become known to be) false or misleading in any material respect. Parent and Buyer shall use their reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of the Offer Securities, in each case to the extent required by applicable United States federal securities Laws and any other applicable Law. Unless the Company Board has effected a Change of Board Recommendation, Parent and Buyer shall give the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Buyer shall give reasonable consideration to all reasonable additions, deletions or changes to such documents (and any amendments thereto) suggested thereto by the Company and its counsel. Parent and Buyer shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Parent and Buyer or their counsel may receive from time to time from the SEC or its staff or other Governmental Bodies with respect to the Schedule TO or the Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the responses of Parent and Buyer to those comments and to provide comments on those responses (and Parent and Buyer shall give reasonable consideration to all reasonable additions, deletions or changes to such responses suggested by the Company and its counsel), including by participating with Parent and Buyer or their counsel in any discussions or meetings with the SEC or other Governmental Bodies to the extent such participation is not prohibited by the SEC or other Governmental Bodies. The parties hereto agree that, notwithstanding the notice provisions of this Agreement, communications with respect to the Offer Documents, including communications related to any SEC comments, may be made on behalf of each party by email through their respective counsel.
(h) At least five (5) Business Days prior to the Offer Commencement Date, Parent shall appoint a bank or trust company that is reasonably acceptable to the Company to act, among other things, as depositary agent for the Offer and transfer agent to assist with Share transfers in the Euroclear system and payments for Shares not represented by ADSs (the “Depositary Agent”). At least two (2) Business Days prior to the Acceptance Time, Parent will deposit, or cause to be deposited, with the Depositary Agent cash sufficient to make the payments to the holders of Shares and ADSs to be accepted for purchase pursuant to the Offer at the Acceptance Time in accordance with Section 2.1 (such amount, the “Payment Fund”).
(i) If the Payment Fund is insufficient to make the payments contemplated by Section 2.1(h), Parent will deposit, or cause to be deposited, promptly additional funds with the Depositary Agent in an amount sufficient to make such payments. The Payment Fund will not be used for any purpose other than as expressly provided for in this Agreement. The Payment Fund will be invested by the Depositary Agent as directed by Parent; provided that such investments will be solely in (i) obligations of or guaranteed by the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding one billion dollars or (iv) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument may have a maturity exceeding three (3) months.
(j) Parent shall cause the Depositary Agent to (i) cooperate with the ADS Depositary and cause the distribution of the Offer Consideration payable in respect of each ADS pursuant to the first sentence of Section 2.1(b) to holders of such ADSs upon surrender by them of such ADSs and deliver to Buyer the number of Shares represented by such surrendered ADSs and (ii) distribute the Offer Consideration payable in respect of each Share not represented by an ADS pursuant to the first sentence of Section 2.1(b).
Section 2.2 Company Action.
(a) The Company shall to the extent available to the Company, or shall cause its transfer agent and the Depositary Agent, as applicable, to promptly (and in any event within five (5) Business Days after the date of this Agreement) furnish Parent and Buyer with (i) the names and addresses of its direct registered record holders of Offer Securities, (ii) listings and computer files containing the names and addresses of all record holders of Offer Securities and lists of securities positions of Offer Securities held in stock depositories and (iii) copies of all lists of shareholders, security position listings and computer files in the Company’s possession or control regarding the beneficial owners of Offer Securities, as of the most recent practicable date, and shall provide to Parent and Buyer such additional information (including updated lists of shareholders and lists of securities positions (which shall not be more than ten (10) Business Days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated)) and such other assistance as Parent or Buyer may reasonably request in connection with the Offer. In the event that the Company is prohibited from providing any such information, (A) it shall request permission from the applicable shareholders to provide such information to Parent and Buyer and (B) if the information requested is not received at least ten (10) Business Days after the date of this Agreement, the Company shall deliver to such shareholders all information that would otherwise be required to be provided by Parent or Buyer to such shareholders of the Company in connection with the Offer, and, notwithstanding this ARTICLE II, neither Parent nor Buyer shall have any obligation under this Agreement to deliver such information to such shareholders. Except as required by applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, (i) Parent and its Affiliates and Representatives shall hold in confidence the information contained in such listings and files and shall use such information only in connection with the Transactions and the Compulsory Redemption, and (ii) if this Agreement is terminated, Parent and Buyer shall deliver to the Company and shall use their reasonable best efforts to cause their Affiliates and Representatives to deliver to the Company all copies and any extracts or summaries from such information then in their possession.
(b) On the Offer Commencement Date, the Company shall, as promptly as practicable following the filing of the Schedule TO, file with the SEC and disseminate to holders of the Offer Securities, in each case as and to the extent required by applicable United States federal securities Laws and any other applicable Law, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto and including exhibits thereto, the “Schedule 14D-9”) that, subject to Section 5.3(e), shall reflect the Company Board Recommendation. Parent and Buyer shall furnish promptly to the Company all information concerning Parent, Buyer or any of their applicable Affiliates required by the Exchange Act and other applicable Law, or as reasonably requested by the Company, to be set forth in the Schedule 14D-9. The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with the requirements of applicable Law. Each of the Company, on the one hand, and Parent and Buyer, on the other hand, agrees promptly to correct any information provided by it for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that it has become (or has become known to be) false or misleading in any material respect. The Company shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Offer Securities, in each case to the extent required by applicable United States federal securities Laws and other applicable Law. Except to the extent any amendments relate to a Change of Board Recommendation or relate to a “stop, look and listen” communication as contemplated by Rule 14d-9(f) under the Exchange Act, the Company shall give Parent, Buyer and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable consideration to all reasonable additions, deletions or changes to such document (and any amendments thereto) suggested thereto by Parent, Buyer and their counsel. Except to the extent any comments or communications relate to a Change of Board Recommendation or a “stop, look and listen” communication as contemplated by Rule 14d-9(f) under the Exchange Act, the Company shall provide Parent, Buyer and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff or other Governmental Bodies with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s responses to those comments and to provide comments on those responses (and the Company shall give reasonable consideration to all reasonable additions, deletions or changes to such responses suggested by Parent, Buyer and their counsel), including by participating with the Company or its counsel in any discussions or meetings with the SEC or other Governmental Bodies to the extent such participation is not prohibited by the SEC or other Governmental Bodies. The parties hereto agree that, notwithstanding the notice provisions of this Agreement, communications with respect to the Schedule 14D-9, including communications related to any SEC comments, may be made on behalf of each party by email through their respective counsel.
Section 2.3 Treatment of Equity Awards.
(a) Each option to purchase Shares (each such option, a “Company Stock Option”) that is outstanding immediately prior to the Closing will be cancelled, and, in exchange therefor, the holder of such cancelled Company Stock Option will be entitled to receive (without interest), in consideration of the cancellation of such Company Stock Option, (x) an amount in cash (less applicable Tax withholdings pursuant to Section 2.7) equal to the product of (A) the total number of Shares subject to the portion of such Company Stock Option that is vested and unexercised as of immediately prior to the Closing and (B) the excess, if any, of the Offer Consideration over the applicable exercise price per Share underlying such Company Stock Option (each, a “Vested Option Cash-Out Amount”) and (y) a restricted cash award representing the right to receive an aggregate amount in cash (less applicable Tax withholdings pursuant to Section 2.7) equal to the product of (A) the total number of Shares subject to the portion of such Company Stock Option that is unvested and unexercised as of immediately prior to the Closing and (B) the excess, if any, of the Offer Consideration over the applicable exercise price per Share underlying such Company Stock Option, with the same terms and conditions, including, other than as set forth on Section 2.3 of the Company Disclosure Letter, with respect to vesting, as were applicable to the unvested portion of such Company Stock Option immediately prior to the Closing (each, an “Unvested Option Replacement Award”). For the avoidance of doubt, if the exercise price payable in respect of a Share underlying a Company Stock Option equals or exceeds the Offer Consideration, such Company Stock Option shall be cancelled for no consideration immediately prior to the Closing and the holder thereof shall have no further rights with respect thereto.
(b) Each restricted stock unit in respect of Shares (each, a “Company RSU”) (the Company Stock Options and the Company RSUs are referred to collectively as the “Company Equity Awards”) that is outstanding immediately prior to the Closing will be cancelled, and, in exchange therefor, the holder of such cancelled Company RSU will be entitled to receive (without interest), in consideration of the cancellation of such Company RSU, a restricted cash award representing the right to receive an aggregate amount in cash (less applicable Tax withholdings pursuant to Section 2.7) equal to the product of (x) the total number of Shares deliverable under such Company RSU as of immediately prior to the Closing and (y) the Offer Consideration, with the same terms and conditions, including, other than as set forth on Section 2.3 of the Company Disclosure Letter, with respect to vesting, as were applicable to such Company RSU immediately prior to the Closing (each, an “RSU Replacement Award”).
(c) Subject to Section 2.7, Parent shall cause the Company or its applicable Subsidiary or Affiliate to make all payments to former holders of Company Equity Awards required under Section 2.3(a) – Section 2.3(b) as follows: (x) as promptly as practicable after the Closing, and in any event, no later than fifteen (15) Business Days after the Closing in the case of the Vested Option Cash-Out Amounts; and (y) with respect to each Unvested Option Replacement Award and each RSU Replacement Award, each portion thereof shall be payable as promptly as practicable, and in any event, no later than fifteen (15) Business Days following the date such portion is vested; provided that such payment with respect to Company Equity Awards shall be made at such other time or times following the Closing consistent with the terms of the applicable award agreement to the extent necessary to avoid the imposition of additional income tax pursuant to Section 409A of the Code.
(d) Prior to the Closing, the Company shall take all action reasonably necessary (including delivering any required notices and obtaining any necessary consents) to: (i) give effect to the transactions contemplated herein, including the treatment contemplated under this Section 2.3(d); (ii) terminate each of the Company Equity Plans as of the Closing; and (iii) ensure that after the Closing, no holder of a Company Equity Award, any beneficiary thereof nor any other participant in any of the Company Equity Plans shall have any right thereunder to acquire any Shares of the Company or to receive any payment or benefit with respect to any award previously granted under any of the Company Equity Plans, except as provided in this Section 2.3(d).
Section 2.4 Further Actions. If requested by the other party, the Company, on the one hand, or Parent and Buyer, on the other hand, as applicable, shall take, as of the date of this Agreement or as soon thereafter as is reasonably practicable, such actions as reasonably necessary to implement, commence, consummate or otherwise effect the Offer, as the case may be.
Section 2.5 Compulsory Redemption. If the Minimum Tender Condition is met and was not previously changed in accordance with Section 2.1(c) to below one Share more than ninety percent (90%), then Parent and Buyer shall effectuate, or cause to be effectuated, the commencement and consummation by Buyer of the Compulsory Redemption in accordance with Rule 13(e)-3(g)(1) under the Exchange Act and the applicable Laws of Sweden.
Section 2.6 Certain Adjustments. Without limiting the other provisions of this Agreement, in the event that, during the period between the date of this Agreement and the Expiration Time, the number of outstanding Shares, ADSs or securities convertible or exchangeable into or exercisable for Shares is changed into a different number of Shares, ADSs or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction or amendment or modification to the Deposit Agreement, then the Offer Consideration and any other amounts payable pursuant to this Agreement will be equitably adjusted, without duplication, to reflect such change; provided that, in any case, nothing in this Section 2.6 will be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
Section 2.7 Withholding. The parties hereto and any third-party paying agent are entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under the United States Internal Revenue Code of 1986 (the “Code”), or the Treasury Regulations thereunder (the “Treasury Regulations”), or any other Tax Law. To the extent that any amounts are so deducted, withheld and timely paid to the applicable Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as otherwise disclosed in forms, reports, schedules, statements, exhibits and other documents filed with (or furnished to) the SEC by the Company, and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, on or after March 24, 2021 (the “Lookback Date”) and at least one (1) Business Day prior to the date hereof (excluding any “forward-looking statements” legend or other statements that are cautionary, predictive or forward-looking in nature) or (b) as otherwise disclosed in the confidential disclosure letter delivered by the Company to Parent and Buyer prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being understood and agreed that any exception or disclosure set forth in one section or subsection of the Company Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to the extent it is reasonably apparent that such exception or disclosure is applicable to such other section or subsection of this Agreement), the Company represents and warrants to Parent and Buyer, to the extent permitted by the Laws of Sweden, as follows:
Section 3.1 Organization and Corporate Power. The Company is duly organized and validly existing under the Laws of Sweden. Each of the Subsidiaries of the Company is a corporation or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization. The Company has made available to Parent true, correct and complete copies of the Company Organizational Documents in full force and effect as of the date of this Agreement. Each of the Company and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits has not had, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of its business as now conducted makes such qualification or authorization necessary, except where the failure to be so qualified, authorized or in good standing has not had, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.2 Authorization; Valid and Binding Agreement.
(a) The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company and its applicable Subsidiaries of the Offer are within the corporate powers of the Company and its applicable Subsidiaries and have been duly and validly authorized by all necessary corporate action on the part of the Company and its Subsidiaries and, except for the Compulsory Redemption, no other corporate proceedings on the part of the Company or such Subsidiaries and no shareholder votes are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Parent and Buyer, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability is limited by the Enforceability Exceptions or the applicable Laws of Sweden.
(b) At a meeting duly called and held, the Company Board (i) determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement and the Transactions are in the best interests of the Company and its shareholders, (ii) approved the terms and conditions of this Agreement (to the extent applicable to the Company) and the Transactions, the execution and delivery of this Agreement, the performance of the Company’s obligations under this Agreement and the consummation of the Transactions, and (iii) resolved, on the terms and subject to the conditions set forth in this Agreement, including Section 5.3, to support the Offer and recommend acceptance of the Offer by the shareholders of the Company (such recommendation, the “Company Board Recommendation”). As of the date of this Agreement, none of the aforesaid actions by the Company Board has been amended, rescinded or modified.

Section 3.3 Capitalization.
(a) The Company Organizational Documents, as of the date hereof, allow for up to 400,000,000 Common Shares to be issued. As of the close of business on October 16, 2023 (the close of business on such date, the “Measurement Date”), (i) 124,342,715, Common Shares were issued and outstanding, and no Common Shares were held by the Company and (ii) 1,885,943 additional Common Shares were subject to issuance pursuant to the Company Equity Plans, of which (A) 578,668 Common Shares were subject to outstanding Company Stock Options and (B) 1,307,275 Common Shares were subject to outstanding Company RSUs. No Subsidiary of the Company owns any shares or other securities of the Company.
(b) All issued and outstanding Common Shares are (i) duly authorized, validly issued, fully paid and non-assessable and (ii) not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right (other than to the extent imposed under the applicable securities Laws of Sweden, the Swedish Companies Act and the Company Organizational Documents).
(c) Section 3.3(c) of the Company Disclosure Letter sets forth a true and complete list as of the Measurement Date of the outstanding Company RSUs and Company Stock Options, including, with respect to each award of Company RSUs or Company Stock Options, (i) the number of the Common Shares subject thereto, (ii) the holder thereof and country of residence, (iii) the date of grant, (iv) the exercise price (if any), (v) the amount vested and outstanding and the amount unvested and outstanding, and (vi) the Company Equity Plan pursuant to which the award was made. All Company Equity Awards have been duly and validly authorized by the Company Board or a duly authorized committee thereof as of the applicable date of grant, including approval of the exercise price per share of each Company Stock Option. The exercise price per share of each Company Stock Option is at least equal to the fair market value of a Common Share on the date such Company Stock Option was granted within the meaning of Section 409A of the Code and as determined in a manner consistent with the requirements of Section 409A of the Code. No Company Stock Options have been retroactively granted and the exercise price of any such option has not been determined retroactively in contravention of applicable Law. All Company Equity Awards were granted in compliance with all applicable Law and the terms of the Company Equity Plan. Each Company Equity Award may, by its terms, be treated at the Closing pursuant to Section 2.3.
(d) Except as disclosed in this Section 3.3 or set forth in Section 3.3(c) or Section 3.3(d) of the Company Disclosure Letter, the Company has no (i) Equity Interests that were issued, reserved for issuance or outstanding as of the Measurement Date, (ii) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or that are convertible into or exchangeable or exercisable for Equity Interests having the right to vote) on any matters on which the Company’s shareholders may vote (“Company Voting Debt”) or (iii) shareholder agreements, voting trusts or similar agreements with any Person to which the Company or any of its Subsidiaries is a party, including any such agreements or trusts (A) restricting the transfer of the shares in the share capital or equity interests of the Company or any of its Subsidiaries or (B) affecting the voting rights of shares in the share capital or equity interests of the Company or any of its Subsidiaries or with respect to the election, designation or nomination of any director of the Company. From and after the Measurement Date until the date hereof, the Company has not issued any Equity Interests, other than the issuance of Common Shares upon the exercise of the Company Stock Options or upon the vesting and settlement of Company RSUs, in each case outstanding at the Measurement Date and in accordance with their respective terms in effect at such time.
(e) Except for the Company Stock Options and Company RSUs, in each case in accordance with their respective terms as in effect as of the date of this Agreement, there are no outstanding obligations of the Company to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any Equity Interests in the Company. There are not any outstanding obligations of the Company or any of its Subsidiaries to directly, or any of its Subsidiaries to indirectly, amend, repurchase, redeem or otherwise acquire any Equity Interests in the Company, except for (A) acquisitions of Common Shares in connection with the surrender of Common Shares by holders of Company Stock Options in order to pay the exercise price of such Company Stock Options, (B) the withholding of shares of Common Shares to satisfy Tax obligations with respect to Company Stock Options or Company RSUs or (C) the acquisition by the Company of Company Stock Options or Company RSUs in connection with the forfeiture of such awards, in each case in accordance with their respective terms.

Section 3.4 Subsidiaries. All of the issued and outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are (a) owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens (other than Permitted Liens), (b) duly authorized and validly issued and are fully paid and nonassessable and (c) are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except for the issued and outstanding shares of capital stock or equivalent equity interests held directly or indirectly by the Company, there are no issued or outstanding Equity Interests in any Subsidiary of the Company nor any outstanding obligations of any Subsidiary of the Company to issue, grant, deliver or sell or cause to be issued, granted, delivered or sold, any Equity Interests in such Subsidiary. There are not any outstanding obligations of the Company or any Subsidiary to directly or indirectly amend, redeem, repurchase or otherwise acquire any Equity Interests in any Subsidiary of the Company. Neither the Company nor any Subsidiary is party to any agreement with respect to the voting, transfer or registration of any Equity Interests of any Subsidiary of the Company or with respect to the election, designation or nomination of any director of any Subsidiary of the Company. Except for the shares of capital stock or equivalent equity interests of the direct or indirect Subsidiaries of the Company, neither the Company nor any of its Subsidiaries (i) owns directly or indirectly any shares of capital stock or other Equity Interests in any Person or (ii) has any obligation or has made any commitment to acquire any shares in the share capital or other Equity Interests in any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.
Section 3.5 No Breach. The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of the (i) Company Organizational Documents or (ii) the organizational documents of any Subsidiary of the Company, (b) assuming compliance with the matters referred to in Section 3.6, conflict with or violate any Law or Judgment to which the Company, its Subsidiaries or any of their properties or assets is subject, or (c) conflict with or result in any breach of any provision of, or loss of any benefit under or constitute a default (with or without notice or lapse of time, or both) under, result in a violation of, give rise to a right of termination, cancellation or acceleration of any obligation or require the Consent of, notice to or filing with any third party pursuant to any of the terms or provisions of any Company Material Contract, or result in the creation of a Lien, other than any Permitted Liens, upon any of the property or assets of the Company or any of its Subsidiaries, except, in the case of clauses (b) and (c), as (i) has not had, individually or in the aggregate, a Company Material Adverse Effect or (ii) would not, or would not reasonably be expected to, prevent or materially impede the consummation by the Company of the Transactions or compliance by the Company with its obligations in all material respects under this Agreement.
Section 3.6 Consents. Except for (a) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any other Antitrust Laws and any Foreign Investment Laws, in each case in the jurisdictions listed on, or contemplated by the first sentence of the sole paragraph set forth on, Section 3.6(a) of the Company Disclosure Letter (the “Regulatory Schedule”), (b) applicable requirements of the Exchange Act and the Securities Act and (c) any filings required by, or compliance with the rules and regulations of, Nasdaq or the New York Stock Exchange, neither the Company nor any of its Subsidiaries are required to submit any material notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by them of this Agreement or the consummation of the Transactions. Other than the approvals described in the immediately preceding sentence in clauses (a) – (c), no consent, approval, license, permit, waiver, order or authorization (a “Consent”) of, registration, declaration or filing with or notice to any Governmental Body or any other party or Person is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with its execution, delivery and performance of this Agreement or the consummation of the Transactions, except for those Consents, registrations, declarations, filings or notices the failure of which to be obtained or made (i) has not had, individually or in the aggregate, a Company Material Adverse Effect or (ii) would not, or would not reasonably be expected to, prevent or materially impede the consummation by the Company of the Transactions or compliance by the Company with its obligations in all material aspects under this Agreement.
Section 3.7 SEC Reports; Disclosure Controls and Procedures.
(a) Since the Lookback Date, the Company has timely filed with (or furnished to) the SEC all forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required to be filed (or furnished) by the Company under the Exchange Act or the Securities Act (collectively since the Lookback Date, the “Company SEC Documents”), all of which, as of their respective effective dates (or, to the extent revised, amended, supplemented or superseded by a subsequent filing, as of the date of the last such amendment, supplement or superseding filing), have complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (together with the related rules and regulations promulgated under such act, “Sarbanes-Oxley”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. Except to the extent that information contained in such Company SEC Document has been revised, amended, supplemented or superseded by a subsequent filing, as of their respective effective dates, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. No “principal executive officer” (as defined in Sarbanes-Oxley) or “principal financial officer” (as defined in Sarbanes-Oxley) of the Company has failed to make the certifications required of him or her under Section 302 or 906 of Sarbanes-Oxley with respect to any Company SEC Document filed or furnished by the Company with the SEC. No Subsidiary of the Company is, or has been at any time since the Lookback Date, required to file any form, report, schedule, statement, exhibit or other document with the SEC.
(b) The financial statements (including any related notes and schedules thereto) contained or incorporated by reference in the Company SEC Documents (i) complied in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with IFRS, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated shareholders’ equity, results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments which, individually or in the aggregate, are not material in amount).
(c) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Since the Lookback Date, none of the Company, the Company’s outside auditors, the Company Board or the audit committee of the Company Board has received any written notification of (i) any “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.
(d) Since the Lookback Date, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or Representative of the Company or any of its Subsidiaries has received any material written complaint, allegation, assertion or claim regarding the accounting, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls or any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable or unlawful accounting or auditing practices.
Section 3.8 No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the consolidated balance sheet of the Company as of June 30, 2023, and the notes thereto, that is included in the Company SEC Documents, (b) as incurred after June 30, 2023 in the ordinary course of business or (c) incurred in connection with this Agreement or the Transactions or professional fees and other similar costs and expenses incurred in connection with negotiations with other entities regarding similar potential transactions or (d) as set forth in

Section 3.8 of the Company Disclosure Letter, the Company, together with its Subsidiaries, does not have any material liabilities required by IFRS to be reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries (or disclosed in the notes to such balance sheet).
Section 3.9 Absence of Certain Developments. From the Company Balance Sheet Date to the date of this Agreement, there has not been any event, circumstance, occurrence, effect, fact, development or change that has had, individually or in the aggregate, a Company Material Adverse Effect. Except in connection with the Transactions or as set forth in Section 3.9 of the Company Disclosure Letter, since the Company Balance Sheet Date, the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business.
Section 3.10 Compliance with Laws.
(a) Except as has not had and would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries are, and have been since the Lookback Date, in compliance with all Laws applicable to them, any of their properties or other assets or any of their business or operations.
(b) Since the Lookback Date, (i) neither the Company nor any of its Subsidiaries has received or been subject to any written notice or other written communication or, to the Knowledge of the Company, oral notification from any Governmental Body, including the U.S. Food and Drug Administration and the European Medicines Agency, that alleges (A) any material violation or noncompliance (or reflects that the Company or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Body for such alleged noncompliance) with any applicable Law or Permits or (B) any material fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any material Permit held by the Company, or (C) requesting or requiring the Company or any of its Subsidiaries to make changes to the Company’s or any of its Subsidiaries’ Products, manufacturing processes or procedures related to any Product of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has entered into any material agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law.
(c) Since the Lookback Date, the Company and each of its Subsidiaries have timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Body, including the U.S. Food and Drug Administration and the European Medicines Agency, except where the failure to do so has not had, individually or in the aggregate, a Company Material Adverse Effect. All such documents were believed in good faith to be true and correct in all material respects as of the date of submission, and to the Knowledge of the Company, any updates, changes, corrections or modification to such documents required under applicable Laws have been submitted to the Governmental Body.
(d) The Company and each of its officers and directors are in compliance in all material respects with, and have since the Lookback Date complied in all material respects with, (i) the applicable provisions of Sarbanes-Oxley and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq, subject to availing itself of any “home country” exemption from such rules and regulations available to a “foreign private issuer” (as defined under the Exchange Act and under the relevant rules and regulations of Nasdaq).
Section 3.11 Title to Tangible Properties; Real Property.
(a) The Company and its Subsidiaries, as applicable, have good and valid title to, or hold pursuant to good, valid and enforceable leases or other comparable contract rights, all of the tangible personal property and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so has not had a Company Material Adverse Effect.
(b) Section 3.11(b)(i) of the Company Disclosure Letter sets forth a true, complete and correct list of all real property owned by the Company or any of its Subsidiaries (the “Company Owned Real Property”). The Company and its Subsidiaries have good and valid title to each of the Company Owned Real Properties, free and clear of all Liens other than any Permitted Liens. Section 3.11(b)(ii) of the Company Disclosure Letter sets forth a true and complete list of all real property leased, subleased or licensed by the Company or its Subsidiaries (the “Company Leased Real Property”) and all the leases, subleases, licenses or similar use or occupancy agreements (including any amendments, extensions and modifications thereto, each, a “Lease”) pursuant to which the Company or its Subsidiaries leases, subleases or licenses the Company Leased Real Properties as of the date of this Agreement. Except as is not and would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have valid leasehold interests in each of the Company Leased Real Properties under each of the Leases, in each case, free and clear of any Liens (other than Permitted Liens). The Company and its Subsidiaries have not collaterally assigned, or granted any other security interest in, any Lease. The Company and its Subsidiaries have not leased, subleased, licensed or otherwise granted any Person the right to use or occupy the Company Real Property or any portion thereof. To the Knowledge of the Company, there is no existing condemnation or other proceeding in eminent domain, or any proceeding pending or threatened in writing, affecting any portion of the Company Real Property estate or any interest therein. Except where the failure to do so has not had a Company Material Adverse Effect, each Company Real Property is in good repair, free of defects and is otherwise adequate and sufficient to permit the continued use of such property in the manner and for the purposes to which it is presently devoted.
Section 3.12 Tax Matters.
(a) (i) The Company and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) such Tax Returns are true, correct and complete in all material respects, and (iii) the Company and its Subsidiaries have paid all material Taxes due and owing (whether or not shown on such Tax Returns), except for Taxes which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with IFRS.
(b) There are no liens for a material amount of Taxes upon any of the assets of the Company or any of its Subsidiaries other than Permitted Liens. The Company and its Subsidiaries have withheld and timely paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
(c) No Governmental Body has asserted in writing any deficiency, adjustment or claim with respect to Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open. There are no agreements or waivers currently in effect that provide for an extension of time for the assessment or collection of any Tax against the Company or any of its Subsidiaries, and no request for any such waiver or extension is currently pending, other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course.
(d) No written claim that could give rise to Taxes has been received by the Company or any of its Subsidiaries from a Governmental Body in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that the Company or such Subsidiary is subject to taxation by that jurisdiction.
(e) The U.S. federal income Tax classification for each of the Company and its Subsidiaries is listed on Section 3.12(e) of the Company Disclosure Letter.
(f) During the preceding two years, neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 or Section 361 of the Code (or any similar provision of state, local or non-U.S. Law).
(g) There are no Tax indemnification or Tax sharing agreements under which the Company or any of its Subsidiaries would reasonably be expected to have any material liability after the Closing Date for Taxes of any Person (other than the Company or one of its Subsidiaries), other than agreements the primary purpose of which does not relate to Taxes. The Company and its Subsidiaries have no material liability for the Taxes of any Person (other than the Company and its Subsidiaries) by reason of membership of any affiliated, consolidated, combined or unitary group for Tax purposes, as a transferee or successor or otherwise by operation of Law.
(h) None of the Company and its Subsidiaries has been a member of any affiliated, consolidated, combined or unitary group for federal, state, local or non-U.S. Tax purposes, other than such a group of which the Company or any of its Subsidiaries was the common parent or a group whose sole members consist of the Company and its Subsidiaries.
(i) Neither the Company nor any of its Subsidiaries will be required to include any material items in income, or exclude any material items of deduction, in any taxable period ending after the Closing Date as a result of (i) a change in method of accounting which is made prior to the Closing or an incorrect method of accounting used prior to the Closing, (ii) a closing agreement under Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Closing, (iii) an installment sale or open transaction disposition made prior to the Closing, or (iv) a prepaid amount received, or deferred revenue accrued, prior to the Closing.
(j) Neither the Company nor any of its Subsidiaries applied for an employee retention credit or deferred any amount of employer or employee payroll Taxes, in each case for U.S. federal Tax purposes pursuant to any COVID-19 Measures.
(k) Neither the Company nor any of its Subsidiaries has engaged in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).
(l) For each of its taxable years ended December 31, 2019, 2020, 2021, and 2022, the Company was not a passive foreign investment company within the meaning of Section 1297 of the Code.
(m) Nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax Attribute of the Company or any of its Subsidiaries.
Section 3.13 Contracts and Commitments.
(a) As of the date of this Agreement, other than as set forth in Section 3.13(a) of the Company Disclosure Letter, neither the Company, any of its Subsidiaries nor any of their respective assets or properties is a party to or bound by any:
(i) Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries of any assets (other than acquisitions or dispositions of assets in the ordinary course of business), business (whether by merger, sale of stock, sale of assets or otherwise) or real property prior to the date of this Agreement with any outstanding material obligations (including sale of inventory, indemnification, “earn-out” or other contingent obligations or payments) or a purchase price or sale price, in each case in excess of $2,000,000 or (B) pursuant to which the Company or any of its Subsidiaries will acquire any ownership interest in any other person or other business enterprise other than the Company’s Subsidiaries;
(ii) employment, individual consulting, severance, retention or similar contract with any officer, director, Employee or Independent Contractor that provides for annual base compensation of at least $300,000, other than Contracts terminable by the Company for any reason upon less than ninety (90) days’ notice without incurring any liability;
(iii) collective bargaining agreement or other Contract with any labor union, labor or trade organization, works council or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions);
(iv) Contract containing provisions (A) prohibiting, restricting or limiting the right of the Company or any of its Subsidiaries to compete or to engage in any line or type of business or to conduct business with any Person or in any geographical area, (B) obligating the Company or any of its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party, to conduct any business on a “most favored nations” basis with any third Person or to sell any product or service exclusively to a single party or conduct any business on an exclusive basis with any third Person, or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of the Company or any of its Subsidiaries on an exclusive basis to any Person or group of Persons or in any geographical area;
(v) Contract in respect of any Indebtedness in excess of $2,000,000, other than (A) accounts receivables and payables in the ordinary course of business, (B) loans to direct or indirect wholly owned Subsidiaries or other loans between or among the Company and its direct or indirect wholly owned Subsidiaries or between or among the Company’s Subsidiaries and (C) cash-pooling arrangements entered into between or among the Company and its Subsidiaries;

(vi) Contract containing a right of first refusal, right of first negotiation, right of first offer, put, call, redemption, repurchase or similar right with respect to any Equity Interests, properties or assets that have a fair market value or purchase price of more than $2,000,000 in favor of a party other than the Company or its Subsidiaries;
(vii) [Reserved];
(viii) Contract under which the Company or any of its Subsidiaries makes annual expenditures or receive annual revenues in excess of $3,000,000 during the current fiscal year;
(ix) Contract with third-party manufacturers or suppliers for the manufacture or supply of materials or products in the supply chain for Products that involve payments in excess of $3,000,000 during the current fiscal year or the fiscal year ended December 31, 2022;
(x) Contract that relates to the formation, creation, operation, governance, management or control of any partnership or joint venture with any third party that is material to the business of the Company and its Subsidiaries, taken as a whole;
(xi) [Reserved];
(xii) settlement or similar agreement pursuant to which (A) the Company or any Subsidiary of the Company will be required to pay after the date of this Agreement any monetary amount in excess of $300,000 or (B) that contains non-monetary obligations or limitations on the conduct of the Company or any Subsidiary of the Company (other than ordinary course confidentiality obligations);
(xiii) any indemnification between the Company or any of its Subsidiaries, on the one hand, and any officer, director or employee of the Company or any of its Subsidiaries, on the other hand;
(xiv) Lease; or
(xv) Contract with any of the top ten (10) vendors of the Company, calculated based on amounts spent by or on behalf of the Company during each of (i) the current fiscal year and (ii) the fiscal year ended December 31, 2022 (“Company Top Vendors”).
Each Contract set forth in sub-clauses Section 3.13(a)(i) through Section 3.13(a)(xv) of this Section 3.13(a) and any IP Contract is referred to herein as a “Company Material Contract.”
(b) Except as set forth in Section 3.13(b) of the Company Disclosure Letter, true, correct and complete copies of all written Company Material Contracts have been made available to Parent.
(c) Except for such breaches and defaults as would not have a Company Material Adverse Effect (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party, is in violation or breach of or default under the terms of any Company Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder and (ii) each Company Material Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, the Company or any of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, except to the extent such enforceability is subject to the Enforceability Exceptions. There are no disputes pending or, to the Company’s Knowledge, threatened with respect to any of the Company Material Contracts and the Company or its applicable Subsidiary party thereto has not received any written notice of the intention of any other party to any Company Material Contract to (x) materially amend or modify the terms or conditions of any Company Material Contract or (y) to terminate any Company Material Contract, nor to the Company’s Knowledge is any such party threatening to do so, in each case except as would not have a Company Material Adverse Effect. Since December 31, 2022, neither the Company nor any of its Subsidiaries has received written notice alleging a breach of or default under any Company Material Contract.
(d) The Company has not received any written notice from any Company Top Vendor (i) communicating its intention to materially amend, modify, terminate, not renew or reduce its business relationship with the Company, or (ii) to the effect that it will fail to perform, or is reasonably likely to fail to perform, its material obligations to the Company. There are no pending or, to the Knowledge of the Company, threatened material disputes with any Company Top Vendor.

Section 3.14 Intellectual Property.
(a) Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all (i) Patents, (ii) Trademarks (excluding internet domain names) and (iii) Copyrights, in each instance, that are owned or purported to be owned by the Company or any of its Subsidiaries and that have been registered with a Governmental Body, or with respect to which the Company or any of its Subsidiaries has filed an application for registration, except for any such Patents, Trademarks (excluding internet domain names) or Copyrights that have been abandoned by the Company or any of its Subsidiaries as of the date of this Agreement in the normal course of business (collectively, “Company Registered Intellectual Property”), indicating for each such item in (i), (ii) and (iii), as applicable and as of the date of this Agreement, the name of the current legal owner, the jurisdiction of application/registration, the application/registration number and the filing/issuance date. Section 3.14(a)(iv) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all material internet domain names with respect to which the Company or any of its Subsidiaries are the registrant. All material Company Registered Intellectual Property and, to the Knowledge of the Company, all material registered Company Exclusively In-Licensed IP are subsisting. To the Knowledge of the Company, the Company Registered Intellectual Property is valid and enforceable.
(b) The Company or its applicable Subsidiary is the sole and exclusive beneficial owner of all rights, title and interests in the material Owned Intellectual Property (including all Company Registered Intellectual Property), free and clear of all Liens (except for Permitted Liens and Liens set forth in Section 3.14(b)(i) of the Company Disclosure Letter). Except as does not have a Company Material Adverse Effect, since the Lookback Date, the Company and its Subsidiaries have not transferred any Patents to any third Person. The Company and its Subsidiaries own or otherwise possess legally sufficient rights via written contract to use all material Intellectual Property used or held for use in connection with the conduct of the Company’s and any of its Subsidiary’s businesses as of the Closing (“Business Intellectual Property”); provided, however, that the foregoing will not be interpreted as a representation of non-infringement of third-party Intellectual Property, which is dealt with exclusively in Section 3.14(d). Each IP Contract (except for any Contracts referenced in Section 3.14(g)) is a Company Material Contract and the material IP Contracts are scheduled in Section 3.14(b)(ii) of the Company Disclosure Letter.
(c) The rights, licenses and interests of the Company or any of its Subsidiaries in and to all Company Exclusively In-Licensed IP are free and clear of all Liens or similar restrictions that materially restrict the use of the Company Exclusively In-Licensed IP where such Liens or similar restrictions are the result of an action by the Company or any of its Subsidiaries in connection with such Lien or similar restriction, other than Permitted Liens and restrictions contained in the applicable agreements with the licensor of such Company Exclusively In-Licensed IP.
(d) Except as would not have a Company Material Adverse Effect, since the Lookback Date, the conduct of the Company’s business and its Subsidiaries’ businesses has not misappropriated, infringed or otherwise violated the Intellectual Property of any Person. Neither the Company nor any of its Subsidiaries has received any written notice from any Person claiming any misappropriation, infringement or other violation of the Intellectual Property of any Person since the Lookback Date.
(e) To the Knowledge of the Company, except as would not have a Company Material Adverse Effect, since the Lookback Date, no Person has misappropriated, infringed or otherwise violated any Owned Intellectual Property. No written claims are pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries challenging the Company’s or any of its Subsidiaries’ ownership of, or the validity or enforceability of, any material Owned Intellectual Property. No item of material Company Registered Intellectual Property has been held to be invalid or unenforceable in a court decision or other proceeding.
(f) Except as would not have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have taken all reasonable precautions, consistent with customary practice in their industry, to protect and maintain the confidentiality of Trade Secrets included in Owned Intellectual Property and (ii) since the Lookback Date none of the Company or any of its Subsidiaries has disclosed any Trade Secret to any third Person other than in the ordinary course of business and subject to obligations of confidence.
(g) Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries has executed valid written and enforceable agreements with each current and former employee and independent contractor involved in the invention, creation or development of Owned

Intellectual Property pursuant to which each such employee or independent contractor has (A) agreed to not disclose any Trade Secrets included in Owned Intellectual Property or other confidential information of the Company or its Subsidiaries and (B) validly assigned to the Company or its applicable Subsidiary all such employee’s or independent contractor’s right, title and interest in any Intellectual Property invented, created or developed for the Company or any of its Subsidiaries in the course of employment or other engagement, in each case (A) and (B), under applicable law; and (ii) the Company or the applicable Subsidiary owns all Intellectual Property created in the course of their employment or contracted work by each current and former employee and independent contractor of the Company or any of its Subsidiaries who was involved in the invention, creation or development of any such Intellectual Property, whether by operation of law or assignment.
(h) Except as would not have a Company Material Adverse Effect, (i) the IT Systems used by the Company and each of its Subsidiaries operate and perform in all respects as required to permit the Company and its Subsidiaries to conduct the businesses of the Company and its Subsidiaries as currently conducted and (ii) since the Lookback Date, no Person has gained unauthorized access to the IT Systems of the Company or any of its Subsidiaries.
(i) No Software included in the Owned Intellectual Property (“Proprietary Software”) includes any Open Source Code that is used in a manner by the Company or any of its Subsidiaries that would require the Company or any of its Subsidiaries to disclose or license to a third party for no or minimal charge any Proprietary Software, or desist in enforcing any material Intellectual Property rights in such Proprietary Software. Except as would not be material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries have disclosed or licensed any Proprietary Software’s source code to any Person other than to employees and independent contractors performing services on the Company’s or its Subsidiaries’ behalf who are bound by obligations of confidentiality and no event has occurred, and to the Knowledge of the Company no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Proprietary Software’s source code other than to such employees and independent contractors.
(j) Except as would not be material to the Company and its Subsidiaries, taken as a whole: (i) the Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery technology and procedures in each applicable jurisdiction in which they do business, (ii) the Company and its Subsidiaries are in compliance with all applicable Laws regarding the privacy and security of Personal Data and are compliant with their respective privacy policies and (iii) since the Lookback Date there have not been any incidents of, or third-party claims related to, any loss, theft, unauthorized access to, or unauthorized acquisition, modification, disclosure, corruption, or other misuse of any Personal Data in the Company’s or any of its Subsidiaries’ possession. Neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, any written notice of any claims, investigations (including investigations by any Governmental Body) or alleged violations of any applicable Law with respect to Personal Data possessed by the Company or any of its Subsidiaries and, to the Knowledge of the Company, no investigations by any Governmental Body regarding the processing of Personal Data by the Company or any of its Subsidiaries are pending. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the execution, delivery and performance of this Agreement or the consummation of the Transactions, and any subsequent use of Personal Data in the manner in which such Personal Data was used in the operation of the businesses of the Company and its Subsidiaries immediately prior to the Closing, will not cause the breach of any applicable Law regarding the privacy and security of Personal Data or of the Company’s or any of its Subsidiaries’ respective privacy policies. Since the Lookback Date, none of the Company or any of its Subsidiaries have been legally required to provide any notices to Governmental Bodies, data owners or individuals in connection with a loss or disclosure of, or unauthorized access to, Personal Information.
Section 3.15 Litigation. Except as have not had and would not have a Company Material Adverse Effect, (i) there are no Actions pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries nor any of their respective properties or assets are subject to or in violation of any outstanding Judgment or investigation by any Governmental Body.
Section 3.16 Insurance. Section 3.16 of the Company Disclosure Letter sets forth a true, correct and complete list of each insurance policy to which the Company or any of its Subsidiaries is currently a party and the Company has made available to Parent true, correct and complete copies of each material insurance policy to which the Company or any of its Subsidiaries is currently a party. Each material insurance policy to which the Company or its

Subsidiaries is currently a party is in full force and effect, (a) all premiums due thereon have been paid in full, and the Company and its Subsidiaries are in material compliance with the terms and conditions of such insurance policy, (b) neither the Company nor any of its Subsidiaries is in breach or default under any such insurance policy or has received written notice that they are in breach or default under any such insurance policy, (c) no notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such insurance policy and (d) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination, or modification, under any such insurance policy, in each case of the preceding (a) through (d), except as has not had and would not have a Company Material Adverse Effect.
Section 3.17 Employee Benefit Plans.
(a) Section 3.17(a) of the Company Disclosure Letter lists all material Company Plans, excluding any Company Plan that is maintained for the benefit of current or former employees, officers, independent contractors or directors of the Company or any of its Subsidiaries who are primarily located in a jurisdiction other than Sweden or the United States if (i) the benefits provided thereunder are required to be provided by statute and do not exceed the level of benefits required to be so provided and (ii) the Company has made available to Parent and Buyer a summary of the benefits so provided.
(b) With respect to each Company Plan required to be listed on Section 3.17(a) of the Company Disclosure Letter, the Company has made available to Parent and Buyer true and complete copies of the following (as applicable): (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof, (ii) the summary plan description along with summaries of material modifications thereto, (iii) all related trust instruments or other funding-related documents, (iv) a copy of the most recent financial statements and actuarial or other valuation reports for the plan, (v) the most recent determination or opinion letter from the Internal Revenue Service, (vi) the most recent annual reports on Form 5500 (or comparable form) required to be filed with the Department of Labor with respect thereto and (vii) a copy of all material or other non-routine correspondence with any Governmental Body relating to such Company Plan received or sent within the last twelve (12) months.
(c) Except as would not result in material Liability to the Company, (i) each Company Plan has been established and maintained in accordance with its terms and with the requirements of applicable Law and (ii) the Company and its Subsidiaries are in compliance with all requirements of applicable Law relating to such Company Plan.
(d) Except as would not result in material Liability to the Company, with respect to each Company Plan, (i) all required contributions to, and premiums payable in respect of, such Company Plan have been made or, to the extent not required to be made on or before the date of this Agreement, have been properly accrued on the Company’s financial statements in accordance with IFRS, (ii) there are no Actions pending or, to the Company’s Knowledge, threatened, other than routine claims for benefits and (iii) neither the Company nor any of its Subsidiaries has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of the Employee Retirement Income Security Act of 1974 (“ERISA”) and Section 4975 of the Code) with respect to any Company Plan. Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or can rely on an opinion letter as to its qualification and, to the knowledge of the Company, nothing has occurred, that would reasonably be expected to cause the loss of such qualification, except where such loss of qualification status would not result in material Liability to the Company.
(e) None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has at any time during the six (6) years prior to the date of this Agreement sponsored, maintained or contributed to, or been required to sponsor, maintain or contribute to, or had any Liability in respect of, a plan that is or was at any relevant time (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or (iii) a “multiple employer plan” as described in Section 413(c) of the Code. None of the Company Plans obligates the Company or any of its Subsidiaries to provide a current or former officer, director, independent contractor or employee (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment or service with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law or coverage through the end of the month of termination of employment or service.

(f) Except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement, nor the consummation of the Transactions, will, either individually or together with any termination of employment or service, (i) entitle any current or former officer, director, independent contractor or employee of the Company or any of its Subsidiaries to any payment of severance, termination or similar-type benefits, (ii) increase the amount of compensation or benefits payable to such individual under any Company Plan, (iii) result in the acceleration of the time of payment or vesting, forgiveness of Indebtedness or triggering of any funding of any compensation or benefits payable under any Company Plan, or (iv) result in any payment or benefit with respect to any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) that could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax under Section 409A or 4999 of the Code.
(g) With respect to each Non-U.S. Plan, except as would not result in any material Liability to the Company or any of its Subsidiaries: (i) such Non-U.S. Plan complies in form and operation with the requirements of applicable Law; (ii) if required under applicable Laws to be funded and/or book-reserved, such Non-U.S. Plan is funded and/or book-reserved, as appropriate, to the extent so required by applicable Laws; and (iii) if such Non-U.S. Plan is intended to qualify for special Tax-preferential treatment under applicable Laws, such Non-U.S. Plan so qualifies.
Section 3.18 Environmental Compliance and Conditions.
(a) Except for matters that have not had and would not have a Company Material Adverse Effect:
(i) The Company and its Subsidiaries are, and, since the Lookback Date have been, in compliance with all Environmental Laws;
(ii) The Company and its Subsidiaries hold, and are in compliance with, all Permits required under Environmental Laws to operate their business at the Company Leased Real Property as presently conducted;
(iii) Since the Lookback Date and with respect to any other matters that are not fully resolved, neither the Company nor any of its Subsidiaries has received any written claim, notice or complaint, or been subject to any Action from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities under Environmental Laws, and, to the Knowledge of the Company, no such Action has been threatened; and
(iv) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other Person, has released or disposed of any Hazardous Substance on, under or about the Company Leased Real Property or any other real property now or formerly occupied or used by the Company or any of its Subsidiaries, in each case in a manner that would give rise to Liability for the Company or any of its Subsidiaries under any Environmental Laws.
(b) The Company has made available to Parent and Buyer all Phase I and Phase II environmental site assessments and, to the extent prepared since the Lookback Date, all material and non-privileged reports, studies and audits, in the Company’s possession and relating to the environmental condition of the Company Leased Real Property or to the compliance of the Company or any of its Subsidiaries’ with Environmental Laws.
Section 3.19 Employment and Labor Matters.
(a) Except as set forth in Section 3.13(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, bound by or in the process of negotiating any collective bargaining agreement or other Contract with any labor union, labor or trade organization, works council or other employee representative body; there are no such agreements which pertain to Employees in existence or in negotiation; and, to the Company’s Knowledge, no Employees are represented by any labor union, labor or trade organization, works council or other employee representative body. There are no ongoing labor strikes, material slowdowns, material work stoppages, picketing or lockouts pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries.

(b) There are no, and since the Lookback Date there have not been any, material Actions pending or, to the Company’s Knowledge, threatened, (i) between the Company or any of its Subsidiaries and any of their respective current or former officers, directors, employees, independent contractors, or applicants to any such positions or (ii) by or before any Governmental Body against or affecting the Company or any of its Subsidiaries concerning employment-related matters.
(c) To the Company’s Knowledge, the Company and its Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with all Laws relating to labor and employment, including all such Laws relating to wages (including minimum wage and overtime wages), hours, withholdings and deductions, human rights, discrimination, harassment (including sexual harassment), retaliation, pay equity, employment equity, workers’ compensation, safety and health, immigration, work authorization, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), employee leave of absence and any applicable foreign, state, provincial or local “mass layoff” or “plant closing” Law. To the Company’s Knowledge, and since the Lookback Date, the Company and its Subsidiaries are not delinquent in material payments to any Employees, Independent Contractors or former employees for any services or material amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business.
(d) To the Company’s Knowledge, all Employees are authorized to work in the jurisdiction in which they are employed by the Company or its Subsidiaries.
(e) To the Company’s Knowledge, no Key Employee of the Company or any of its Subsidiaries is in material violation of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, non-competition agreement, restrictive covenant or other obligation that would be injurious to the Company or its Subsidiaries.
(f) Since the Lookback Date, the Company and its Subsidiaries have not received or been involved in or been subject to any material written complaints, claims or Actions relating to harassment with respect to any employee of the Company or any of its Subsidiaries with an annual base salary in excess of $200,000.
Section 3.20 [Reserved].
Section 3.21 Anti-corruption and Sanctions Laws.
(a) None of the Company, any of its Subsidiaries or any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any of its agents or distributors or any other Person acting on behalf of the Company or any of its Subsidiaries has, at any time since the Lookback Date, directly or indirectly, in any material respect, (i) violated or been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), (ii) violated or been in violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), (iii) violated or been in violation of any provision of the UK Bribery Act 2010 (the “UK Bribery Act”), (iv) violated or been in violation of any anti-bribery, anti-corruption or anti-money laundering Law in any foreign jurisdiction (collectively, with the FCPA, Laws enacted in connection with the OECD Convention, the UK Bribery Act, and any related order or plan issued by any Governmental Body, the “Anti-Corruption Laws”), or (v) made, offered to make, promised to make, or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the Anti-Corruption Laws concerning such payments or gifts in any jurisdiction.
(b) Neither the Company nor any of its Subsidiaries, and no director or officer or, to the Knowledge of the Company, employee or agent of any of the Company or its Subsidiaries is a Sanctioned Person. The Company and its Subsidiaries are in compliance with, and, since the Lookback Date, have been in compliance in all material respects with applicable Sanctions. The Company and its Subsidiaries have in place adequate controls and systems reasonably designed to ensure compliance with applicable Sanctions and other Anti-Corruption Laws in each of the jurisdictions in which the Company or any of its Subsidiaries do business. No claim, suit, action, litigation, investigation, arbitration, proceeding, inquiry, review, subpoena, civil investigative demand or other request for information, whether judicial or administrative, is (i) pending against the Company or any Subsidiary or any of their respective directors or officers or, to the Knowledge of the

Company, employees or agents of the Company or any of its Subsidiaries or (ii) to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective directors, officers, employees or agents of the Company or any of its Subsidiaries, in each case with respect to compliance with Sanctions, the FCPA or the other applicable Anti-Corruption Laws.
Section 3.22 Brokerage. Other than J.P. Morgan Securities LLC and Goldman Sachs Bank Europe SE, Sweden Bankfilial, pursuant to the engagement letters entered into with the Company dated August 18, 2023 and September 28, 2023, respectively, no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with this Agreement or the Transactions based on any arrangement or agreement made by or on behalf of the Company or any of its Affiliates, and the amounts of such compensation paid to J.P. Morgan Securities LLC and Goldman Sachs Bank Europe SE, Sweden Bankfilial by the Company or any of its Subsidiaries shall not exceed the amounts required to be paid to J.P. Morgan Securities LLC and Goldman Sachs Bank Europe SE, Sweden Bankfilial, as applicable, pursuant to the terms of such engagement letters.
Section 3.23 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents will, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Offer Securities, or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in the light of the circumstances under which they are made, not false or misleading or necessary in order to correct any statement or omission of a material fact in any earlier communication with respect to such Offer Documents that has become false or misleading. The Schedule 14D-9 (including any amendments or supplements thereto, the “Company Disclosure Documents”) will not, when filed with the SEC or mailed to the holders of Offer Securities, as applicable, or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in the light of the circumstances under which they are made, not false or misleading or necessary in order to correct any statement or omission of a material fact in any earlier communication with respect to such Company Disclosure Documents that has become false or misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Buyer, or any Affiliate of Parent or Buyer specifically for inclusion in the Offer Documents or the Company Disclosure Documents. The Company Disclosure Documents will, when filed with the SEC or mailed to the holders of Offer Securities, as applicable, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.
Section 3.24 Opinions.
(a) The Company Board has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, the Offer Consideration to be paid to the Company’s shareholders (excluding Parent and any of its Affiliates) pursuant to this Agreement (other than in the case of the Compulsory Redemption) is fair, from a financial point of view, to such shareholders. Promptly after the date of this Agreement, a true, correct and complete copy of such opinion will be made available to Parent for informational purposes only.
(b) The Company Board has received the opinion of Goldman Sachs Bank Europe SE, Sweden Bankfilial, to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, the Offer Consideration to be paid to the Company’s shareholders (excluding Parent and any of its Affiliates) pursuant to this Agreement (other than in the case of the Compulsory Redemption) is fair, from a financial point of view, to such shareholders. Promptly after the date of this Agreement, a true, correct and complete copy of such opinion will be made available to Parent for informational purposes only.
Section 3.25 Affiliate Transactions. No director or officer or Principal Shareholder of the Company or any Subsidiary of the Company, or, to the Company’s knowledge, any other Affiliate of the Company (other than Subsidiaries of the Company) or any Principal Shareholder (other than the Company and its Subsidiaries) or any employee of or holder of any Equity Interests in the Company or any Affiliate of the Company, or any entity in which any such Person owns any beneficial interest, (a) is a party to any Contract with the Company or any Subsidiary of the Company or any of its or their properties or assets or (b) has a material interest or right in or to any assets or property of, or used, by the Company or any Subsidiary of the Company, in each case reportable by the Company under Item 7.B of the instructions to Form 20-F under the Exchange Act (in each case, other than in connection with (x) the Company Equity Plans or (y) Contracts with employees of the Company and its Subsidiaries (excluding, for the avoidance of doubt, employees of any Principal Shareholder) for employment, severance or retention) (each of clauses (a) and (b), an “Affiliate Arrangement”).
Section 3.26 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER) OR IN A CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, NEITHER THE COMPANY NOR ANY PERSON ON BEHALF OF THE COMPANY MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY. IN CONNECTION WITH PARENT’S INVESTIGATION OF THE COMPANY, PARENT HAS RECEIVED FROM OR ON BEHALF OF THE COMPANY CERTAIN PROJECTIONS. EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER) OR IN A CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING ESTIMATES, PROJECTIONS AND FORECASTS). THE COMPANY ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OR IN A CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, NONE OF PARENT, BUYER NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES NOR ANY OTHER PERSON MAKES (AND COMPANY IS NOT RELYING ON) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO COMPANY IN CONNECTION WITH THE TRANSACTIONS.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT AND BUYER
Parent and Buyer, jointly and severally, hereby represent and warrant to the Company as follows:
Section 4.1 Organization and Corporate Power. Each of Parent and Buyer is duly organized and validly existing under the Laws of the jurisdiction in which it was organized, with all necessary corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of Parent and Buyer has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect. To the extent Parent is not Buyer, all of the outstanding capital stock of Buyer is owned, directly or indirectly, by Parent, free and clear of all Liens.
Section 4.2 Authorization; Valid and Binding Agreement. The execution and delivery of this Agreement and performance of Parent’s and Buyer’s obligations under this Agreement by each of Parent and Buyer, and the consummation by Parent and Buyer of the Transactions, including the Offer and the Compulsory Redemption, are within the corporate powers of Parent and Buyer and have been duly and validly authorized by all necessary corporate action on the part of Parent and Buyer. This Agreement has been duly executed and delivered by Parent and Buyer and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except to the extent such enforceability is subject to the Enforceability Exceptions.
Section 4.3 No Breach. The execution, delivery and performance of this Agreement by Parent and Buyer and the consummation of the Transactions do not and will not (a) conflict with or violate the respective certificates of incorporation or bylaws (or similar governing documents) of Buyer and Parent or (b) assuming all Consents, registrations, declarations, filings and notices described in Section 4.4 have been obtained or made, conflict with or violate any Law or Judgment to which Parent, Buyer, either of their Subsidiaries or any of their properties or assets is subject, except any conflicts or violations as have not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.
Section 4.4 Consents. Except for (a) the applicable requirements of the HSR Act and any other Antitrust Laws and any Foreign Investment Laws, in each case in the jurisdictions listed on, or contemplated by the first sentence of the sole paragraph set forth on, the Regulatory Schedule, (b) applicable requirements of the Exchange Act and the Securities Act or (c) any filings required by, or compliance with the rules and regulations of, the Nasdaq or the New York Stock Exchange, Parent and Buyer are not required to submit any material notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by them of this Agreement or the consummation of the Transactions. Other than as stated in the immediately preceding sentence in clauses (a) – (c), no Consent of, registration, declaration or filing with or notice to any Governmental Body or any other party or Person is required to be obtained or made by or with respect to Parent or Buyer in connection with the execution, delivery and performance by them of this Agreement or the consummation of the Transactions, except for those Consents, registrations, declarations, filings or notices the failure of which to be obtained or made has not had, and would not reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.5 Litigation. As of the date of this Agreement, there are no proceedings pending or, to the knowledge of Parent or Buyer, threatened against Parent or any of its Subsidiaries that seeks to enjoin the Offer, Compulsory Redemption, or the other Transactions, other than any such proceedings that have not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.
Section 4.6 Offer Documents; Schedule 14D-9.
(a) None of the Offer Documents, will, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Offer Securities and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, at the time and in the light of the circumstances under which they are made, not false or misleading or necessary in order to correct any statement or omission of a material fact in any earlier communication with respect to such Offer Documents that has become false or misleading. Notwithstanding the foregoing, no representation is made by Parent or Buyer with respect to information supplied by or on behalf of the Company or any Affiliate of the Company specifically for inclusion in the Offer Documents. The Offer Documents will, at the time such documents are filed with the SEC, at the time the Offer Documents are mailed to the holders of Offer Securities, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder.
(b) The information with respect to Parent, Buyer and any of their Affiliates that Parent or Buyer supplies to the Company for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in the light of the circumstances under which they are made, not false or misleading or necessary in order to correct any statement or omission of a material fact in any earlier communication with respect to such Offer Documents that has become false or misleading at the time of the filing of such Offer Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.
Section 4.7 Brokerage. Except for any such Person whose commissions, fees or compensation will be paid by Parent or Buyer (and for which none of the Company nor any of its Subsidiaries shall be liable), no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with this Agreement, the Transactions or the Compulsory Redemption based on any arrangement or agreement made by or on behalf of Parent or Buyer.
Section 4.8 [Reserved].
Section 4.9 Ownership of Offer Securities. As of the date hereof, neither Parent nor Buyer, nor any of their respective Subsidiaries, beneficially owns any Offer Securities or other securities of the Company or any options, warrants or other rights to acquire any economic interest in, the Company.
Section 4.10 Funds. (a) As of the date hereof, Parent and Buyer have access to sufficient cash or other sources of immediately available funds and (b) as of the Closing Date, Parent and Buyer will have sufficient cash on hand or other sources of immediately available funds, in each case, to enable Buyer to consummate the Offer, the Compulsory Redemption and the other Transactions pursuant to the terms of this Agreement and to satisfy all of Buyer’s obligations under this Agreement, including to pay the aggregate Offer Consideration and to pay all amounts required to consummate the Offer and the Compulsory Redemption. Parent and Buyer expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Offer and the Compulsory Redemption or any of the other Transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing.
Section 4.11 Investigation by Parent and Buyer; Disclaimer of Reliance.
(a) Each of Parent and Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Company in ARTICLE III (as modified by the Company Disclosure Letter) or in a certificate delivered pursuant to this Agreement, and each of Parent and Buyer acknowledges that, except for the representations and warranties of the Company expressly set forth in ARTICLE III (as modified by the Company Disclosure Letter) or in a certificate delivered pursuant to this Agreement, none of the Company, its Subsidiaries nor any of their Representatives makes any other representation or warranty, either express or implied, including as to the accuracy or completeness of any of the information provided or made available to Parent or Buyer or any of their Representatives and each of Parent, Buyer and their respective Representatives hereby disclaims reliance on any such other representations or warranties. Without limiting the generality of the foregoing, none of the Company, its Subsidiaries nor any of their Representatives or any other Person has made a representation or warranty to Parent or Buyer with respect to any materials, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Buyer or their Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in ARTICLE III or in a certificate delivered pursuant to this Agreement.
(b) In connection with Parent’s and Buyer’s investigation of the Company, each of Parent and Buyer has received from the Company and its Representatives certain projections and other forecasts and certain business plan information of the Company and its Subsidiaries. Each of Parent and Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Parent and Buyer is familiar with such uncertainties and that each of Parent and Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it. Accordingly, each of Parent and Buyer acknowledges that, without limiting the generality of this Section 4.11(b), neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.
Section 4.12 Absence of Certain Agreements. As of the date of this Agreement, other than the Support Agreement, neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (whether oral or written), nor authorized, committed or agreed to enter into any agreement, arrangement or understanding (whether oral or written), (a) with any shareholder of the Company in connection with the Transactions or the post-Closing operations of the Company and its Subsidiaries, (b) pursuant to which any third party has agreed to provide, directly or indirectly, equity capital to Parent, the Company or any of their respective Affiliates to finance, in whole or in part, directly or indirectly, any of the Transactions or (c) pursuant to which any current officer or employee of the Company or any of its Subsidiaries has agreed or committed to (i) remain as an officer or employee of Parent, the Company or any of their respective Affiliates following the Acceptance Time (other than pursuant to employment contracts with the Company or its Subsidiaries in effect as of the date of this Agreement), (ii) contribute or “roll-over” any portion of such officer or employee’s Common Shares or securities relating to Common Shares to Parent, the Company or any of their respective Affiliates or (iii) receive any securities of Parent, the Company or any of their respective Affiliates.
Section 4.13 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OR IN A CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, NONE OF PARENT OR BUYER OR ANY OTHER PERSON ON BEHALF OF PARENT OR BUYER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND EACH OF PARENT AND BUYER HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY. EACH OF PARENT AND BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OR IN A CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, NONE OF THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON MAKES (AND PARENT AND BUYER ARE NOT RELYING ON) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO PARENT OR BUYER IN CONNECTION WITH THE TRANSACTIONS.

ARTICLE V
COVENANTS
Section 5.1 Covenants of the Company.
(a) Except (i) as set forth in Section 5.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law or any COVID-19 Measure, (iii) as required by this Agreement or (iv) with the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned), from the date of this Agreement until the earlier of the consummation of the Compulsory Redemption or the date this Agreement is validly terminated in accordance with ARTICLE VI (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, (A) use commercially reasonable efforts to, and after the Closing, if it occurs, shall and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business and (B) use commercially reasonable efforts to (1) preserve intact its current business organizations, (2) keep available the services of its current officers, employees and consultants and (3) preserve its relationships with customers, suppliers, partners, licensors, licensees, distributors and others having business dealings with it.
(b) Without limiting the generality of Section 5.1(a), during the Pre-Closing Period and except as set forth in Section 5.1(b) of the Company Disclosure Letter, as required by applicable Law or as required by this Agreement, the Company shall not and shall not permit any of its Subsidiaries, without the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned), to:
(i) (A) declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its share capital or other Equity Interests or (B) directly or indirectly redeem, repurchase or otherwise acquire any shares of its share capital or other Equity Interests or any Company Stock Options or Company RSUs with respect thereto except, in each case of the preceding (A) and (B), (1) for the declaration and payment of cash dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company solely to its parent in the ordinary course of business, (2) for any dispositions of Shares or ADSs to the Company as a result of a net share settlement of any Company Stock Option or to satisfy withholding Tax obligations in respect of any Company Stock Option or Company RSU, in each case, in accordance with their terms on the date of this Agreement or (3) any forfeitures or repurchases of Shares or ADSs issued pursuant to or granted as awards under the Company Equity Plans, in each case, in accordance with their terms on the date of this Agreement;
(ii) issue, transfer, sell, register to issue or sell, pledge, dispose of or otherwise encumber or subject to any Lien, or authorize the issuance, transfer, sale, registration, pledge, disposition or other encumbrance of, (A) any shares of its share capital or other Equity Interests in the Company or any of its Subsidiaries, except for issuances of the shares in respect of (1) any exercise of Company Stock Options or warrants outstanding on the date of this Agreement, in accordance with their terms on the date of this Agreement, or (2) any vesting or delivery of shares under Company RSUs outstanding on the date of this Agreement, in accordance with their terms as of the date of this Agreement, or (B) any Company Voting Debt;
(iii) except as required by the terms of a Company Plan or pursuant to a collective bargaining agreement or similar Contract, in each case, as in effect as of the date of this Agreement, (A) increase the wages, salary or other compensation with respect to any of the Company’s or any of its Subsidiaries’ officers, directors, Independent Contractors or Employees, except for (x) increases in compensation in the ordinary course of business for individuals whose annual base salary or fee arrangement after any such increase would not exceed $200,000 or (y) with respect to increases in annual salary or wages, pursuant to the Company’s annual salary and wage review process in the ordinary course of business and consistent with past practice, provided that any such increases shall not exceed three and one-half percent (3.5%) with respect to any such individual employee over the prior year and the total annualized amount of such increases shall not exceed three and one-half percent (3.5%) in the aggregate over the prior year, (B) establish, adopt, enter into, amend in any material respect or terminate any Company Plan or any other plan, agreement, program or arrangement that would be a Company Plan if in existence on the date of this Agreement, except for the entry into at-will offer letters and employment agreements in the ordinary course of business and consistent with past practice in jurisdictions in which the Company has established a legal entity as of the date of this Agreement, (C) except as contemplated by Section 2.3, take any action to accelerate the time of payment or vesting, forgive indebtedness or trigger any funding of any compensation or benefits payable to any current or former director, officer, employee or consultant of the Company or any Subsidiary, (D) with respect to any Company Plan, make any contributions or payments to any trust or other funding vehicle, except in the ordinary course of business, (E) change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions are made or the basis on which contributions are calculated with respect to any Company Plan, except in the ordinary course of business, (F) grant or agree to grant any change in control, severance or retention compensation or benefits, other than severance rights granted to employees newly hired or mutually terminated in the ordinary course of business and that are consistent with those provided to other similarly situated employees, (G) loan or advance any money or other property to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, other than advances of routine business expenses or for employees with annual base salaries that do not exceed $200,000, in each case, in the ordinary course of business or (H) grant any equity or equity-based awards under any Company Plan or otherwise;
(iv) (A) adopt, enter into or amend any collective bargaining agreement or other Contract with any labor union, labor or trade organization or other employee representative body applicable to the Company or its Subsidiaries, or (B) recognize or certify any labor union, labor or trade organization, works council or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;
(v) (A) hire or engage, or make a written offer to hire or engage, any officer or employee, whose annual base salary or fee arrangement would exceed $200,000, other than as a replacement hire or promotion receiving substantially similar terms of employment, or (B) terminate the employment or service of any officer or employee with an annual base salary in excess of $200,000, other than for cause (as determined by the Company in the ordinary course of business);
(vi) amend or permit the adoption of any amendment of the Company Organizational Documents (including by merger, consolidation or otherwise) or the comparable charter or organization documents of any of its Subsidiaries, or enter into any agreement with respect to the voting of its share capital;
(vii) effect a recapitalization, reclassification of shares, stock split, combination or subdivision, reverse stock split or similar transaction or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for Shares of its share capital or other Equity Interest;
(viii) merge or consolidate with any Person or adopt or effect a plan of complete or partial liquidation, dissolution, consolidation, restructuring, including an internal reorganization or transfer of equity of a subsidiary, or recapitalization;
(ix) directly or indirectly acquire or agree to acquire, by merging or consolidating with, by purchasing an Equity Interest in or a material portion of the assets of any business or any corporation, partnership, association or other business organization or division thereof, except for the purchase of inventory and supplies from suppliers or vendors in the ordinary course of business or in individual transactions involving less than $1,000,000 in assets;
(x) (A) incur, create, assume or otherwise become liable or responsible for, whether directly, indirectly, contingently or otherwise, any Indebtedness, except (1) for Indebtedness between or among the Company and any of its Subsidiaries incurred in the ordinary course of business or (2) in any amount less than $1,000,000 per incurrence or $2,500,000 in the aggregate; (B) make or agree to commit to make, any loans or advances to any other Person other than loans between or among the Company and any of its Subsidiaries or its or their respective employees made in the ordinary course of business, or (C) make any capital contributions to, or investments in, any other Person, except for contributions, investments or actions under cash-pool arrangements among or between any of the Company and its Subsidiaries;
(xi) sell, contribute, distribute, transfer, lease or sublease (as lessor or sublessor), license, assign, mortgage, encumber, or incur or permit to exist any Lien on (other than Permitted Liens) or otherwise abandon, withdraw or dispose of (A) any assets (other than Owned Intellectual Property) with a net book value in excess of $500,000 in the aggregate or (B) any Owned Intellectual Property or Company Exclusively In-Licensed IP, except, in the case of clause (A), in the ordinary course of business among the Company and any of its Subsidiaries or, in the case of clause (B), with respect to (1) Incidental Licenses and non-exclusive licenses granted in the ordinary course of business pursuant to the Company’s or its Subsidiaries’ standard customer contracts (copies of the forms of which have been provided to Parent) or (2) abandonments or withdrawals of immaterial Owned Intellectual Property in the ordinary course of business;
(xii) waive or release, or assign, commence, pay, discharge, settle, compromise or satisfy any Action, except settlements that result solely in payment of monetary consideration (without the admission of wrongdoing) not greater than $500,000 in any individual Action or $1,000,000 in the aggregate;
(xiii) change its fiscal year, revalue any of its material assets (except for the revaluation of inventory on an annual basis in the ordinary course of business) or change any of its financial, actuarial, reserving or Tax accounting methods or practices in any material respect, except as required by IFRS or Law;
(xiv) (A) make, change or revoke any material Tax election, (B) change any material Tax accounting period or method, (C) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) with a Governmental Body in respect of material Taxes, (D) waive or extend the statute of limitations on assessment in respect of material Taxes, (E) settle or compromise any material Tax claim, audit or assessment for an amount materially in excess of the amount reserved for Taxes on the financial statements of the Company, (F) file any material amended Tax Return or (G) surrender any right to claim a refund of a material amount of Taxes;
(xv) other than in the ordinary course of business (and, in the case of any existing Company Material Contract, in accordance with the existing terms of such Company Material Contract), or as otherwise permitted by the terms of Section 5.1(b), enter into, renew, extend, terminate or materially amend or modify any Company Material Contract;
(xvi) abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any Permits held by the Company in a manner that would materially impair the operation of the business of the Company and its Subsidiaries;
(xvii) grant any options or rights or enter into any agreement, which requires payments to or from the Company or any of its Subsidiaries in excess of $1,000,000, to (A) assign, transfer, sublease, license or otherwise dispose of any Company Leased Real Property or any portion thereof or interest therein, or (B) purchase or otherwise acquire any real property or any interest therein;
(xviii) forgive any loans or advances to any officers, employees or directors of the Company or its Subsidiaries, or any of their respective Affiliates;
(xix) make any capital expenditure or expenditures, or incur any obligations or liabilities or make any commitments in connection therewith other than in the ordinary course of business in an amount that exceeds $2,000,000 in a single transaction or $8,000,000 in the aggregate in any fiscal year;
(xx) enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of this Agreement;
(xxi) adopt or implement any shareholder rights plan or similar arrangement;
(xxii) enter into, renew, extend, terminate or materially amend or modify any Affiliate Arrangement; or
(xxiii) authorize, agree or commit to take any of the actions described in clauses (i) through (xxi) of this Section 5.1(b).
Section 5.2 Access to Information; Confidentiality.
(a) From and after the date of this Agreement until the earlier of the consummation of the Compulsory Redemption and the termination of this Agreement in accordance with its terms, the Company shall, upon reasonable advance notice (i) give Parent and Buyer and their respective Representatives reasonable access during normal business hours to the employees, advisors, facilities, books, contracts and records of the Company and its Subsidiaries, (ii) permit Parent and Buyer to make such non-invasive inspections as they may reasonably request and (iii) furnish Parent and Buyer with such financial and operating data and other information with respect to the business, properties, and personnel of the Company and its Subsidiaries as Parent or Buyer may from time to time reasonably request, in each case under this Section 5.2(a), to the extent prior to the Closing, solely for the purposes of integration and post-Closing planning.
(b) Information obtained by Parent or Buyer pursuant to Section 5.2(a) will constitute “Evaluation Material” under the confidentiality agreement dated as of June 25, 2023, by and between the Company and Parent (the “Confidentiality Agreement”) and will be subject to the provisions of the Confidentiality Agreement; provided, that the parties agree that the expiration of the confidentiality obligations under the Confidentiality Agreement shall be extended to the later of (i) the expiration date set forth in the Confidentiality Agreement, (ii) the consummation of the Closing and (iii) the date that is one (1) year following the date that this Agreement is validly terminated in accordance with Article VI.
(c) Nothing in Section 5.2(a) requires the Company to permit any inspection, or to disclose any information, that, in the reasonable judgment of the Company, would (i) violate any of its or its Affiliates’ respective obligations with respect to confidentiality, (ii) result in a violation of applicable Law or (iii) result in loss of legal protection, including the attorney-client privilege and work product doctrine; provided, however, that the Company shall use its reasonable best efforts to permit such inspection or disclose the applicable information to Parent in a way that would not violate obligations with respect to confidentiality, result in a violation of applicable Law or result in loss of legal protection, including, to the extent applicable, on an outside counsel basis.
(d) At least thirty (30) but no more than forty-five (45) days prior to the Closing Date, the Company shall deliver an updated schedule with the information required to be disclosed on Section 3.16 of the Company Disclosure Letter, which shall forth a true, correct and complete list of each insurance policy to which the Company or any of its Subsidiaries is a party.
Section 5.3 Acquisition Proposals.
(a) Except as permitted in accordance with this Section 5.3, from and after the date of this Agreement until the earlier of the Acceptance Time or the termination of this Agreement in accordance with Article VI, the Company shall not, shall cause its Subsidiaries not to, and shall instruct (and use its reasonable best efforts to cause) its Representatives not to, directly or indirectly (i) initiate or solicit, or knowingly encourage or knowingly facilitate, any inquiries, proposals or offers that constitute or would reasonably be expected to lead to or result in an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Buyer or any designees or Representatives of Parent or Buyer), or any Representative thereof, any non-public information in connection with, or with the intent to facilitate, the making, submission or public announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to or result in an Acquisition Proposal, (iii) participate or engage in any discussions or negotiations with any Person, or any Representative thereof, with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to or result in, an Acquisition Proposal (except to notify any Person of the provisions of this Section 5.3), (iv) enter into any merger agreement, purchase agreement, letter of intent or similar agreement with respect to an Acquisition Proposal (other than a confidentiality agreement entered into pursuant to this Section 5.3(b)) (each, a “Company Acquisition Agreement”) or (v) approve, authorize, agree or publicly announce the intention to do any of the foregoing. It is agreed that any violation of the restrictions in this Section 5.3 by any of the Company’s Subsidiaries or any of its or their respective Representatives shall be a breach of Section 5.3 by the Company. The Company shall, and shall cause its Subsidiaries to, and shall instruct its Representatives to, (A) cease any solicitation, encouragement, discussions or negotiations with any Person (or its Representatives) (other than Parent, Buyer or any Representatives of Parent or Buyer) with respect to any proposal or offer that constitutes an Acquisition Proposal existing as of the date hereof, (B) request that each Person and its Representatives (other than Parent) that has, prior to the execution and delivery of this Agreement, executed a confidentiality agreement in connection with such Person’s consideration of making a possible Acquisition Proposal, return or destruction of all confidential information previously furnished to any Person in connection with a possible Acquisition Proposal and (C) terminate access (other than for Parent, Buyer or any designees or Representatives of Parent or Buyer) existing as of the date hereof to any physical or electronic data rooms relating to a possible Acquisition Proposal.  Subject to the other provisions of this Section 5.3, the Company and its Representatives may in any event inform a Person that has made an Acquisition Proposal about the provisions of this Section 5.3.

(b) Notwithstanding Section 5.3(a) or any other provision of this Agreement, if at any time following the date of this Agreement and prior to the Acceptance Time, the Company or any of its Representatives have received a bona fide written Acquisition Proposal, which Acquisition Proposal did not result from or arise out of a material breach of this Section 5.3(b), then in response to such Acquisition Proposal (i) the Company and its Representatives may contact the Person or group that made such Acquisition Proposal solely to clarify the terms and conditions thereof, and (ii) if the Company Board determines, in good faith after consultation with outside counsel and its financial advisor or advisors, that such Acquisition Proposal constitutes, or is reasonably likely to lead to or result in, a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary duties under the applicable Laws of Sweden, then the Company may, subject to compliance with Section 5.3(c), (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided that (x) the Company shall not, and shall instruct its Representatives not to, disclose any non-public information to such Person (or its Representatives) unless the Company has entered into, or first enters into, a confidentiality agreement with such Person that is not materially less favorable to the Company than the Confidentiality Agreement and (y) the Company shall, substantially concurrently, and in any event within one (1) Business Day, provide or make available to Parent any non-public information concerning the Company or its Subsidiaries provided or made available to such other Person (or any of its Representatives) that was not previously provided or made available to Parent and Buyer. In furtherance of this Section 5.3(b), the Company and its Representatives (i) may seek to clarify and understand the terms and conditions of any inquiries, proposals or offers made by any Person to determine whether such inquiry, proposal or offer constitutes or could reasonably be expected to lead to an Acquisition Proposal or a Superior Proposal,(ii) inform a Person that has made such inquiry, proposal or offer of the provisions of this Section 5.3, or (iii) waive any “no contact” or similar provisions in any confidentiality agreement to the extent that failure to waive such provisions would be inconsistent with its fiduciary duties under the applicable Laws of Sweden.
(c) The Company shall, within twenty-four (24) hours after receipt thereof, notify Parent of (i) the receipt by the Company of a written Acquisition Proposal and (ii) the material terms and conditions of such Acquisition Proposal (including by providing copies of any documents evidencing or delivered in connection with the name of the Person making such Acquisition Proposal). The Company shall keep Parent reasonably informed as to the status of such Acquisition Proposal (including by providing copies of any materially revised or material new documents evidencing or delivered in connection with such Acquisition Proposal).
(d) Except as expressly provided in Section 5.3(e), the Company Board and each committee thereof shall not effect a Change of Board Recommendation or approve, recommend, cause or permit the Company to enter into any Company Acquisition Agreement, or authorize, resolve, agree or propose to take any such action.
(e) Notwithstanding any other provision of this Agreement, prior to the Acceptance Time:
(i) the Company Board may, with respect to a Superior Proposal, effect a Change of Board Recommendation, and the Company may terminate this Agreement pursuant to Section 6.3(d) and concurrently enter into a definitive agreement with respect to such Superior Proposal, if (A) the Company receives an Acquisition Proposal that the Company Board determines in good faith constitutes a Superior Proposal; (B) the Company Board determines in good faith, after consultation with its outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under the applicable Laws of Sweden; (C) the Company has notified Parent in writing that the Company Board intends to effect a Change of Board Recommendation in response to, or to terminate this Agreement and enter into a definitive agreement with respect to, such Superior Proposal and such notice specifies the material terms and conditions of the related Superior Proposal, identifying the Person or group making such Superior Proposal and includes a copy of the relevant agreement or proposal with respect to such Superior Proposal (the “Determination Notice”); (D) the Company shall have negotiated, and shall have instructed (and shall have used it reasonable best efforts to cause) its Representatives to negotiate, in good faith, with Parent and its Representatives during the Notice Period, to the extent Parent requests to negotiate, with respect to any revisions proposed in writing by Parent to the terms of this Agreement that would eliminate the need for taking such action; and (E) no earlier than the end of the Notice Period, the Company Board determines in good faith, after consultation with its outside counsel and its financial advisor or advisors and after taking into consideration the terms of any proposed amendment or modification to this Agreement that Parent has committed to in writing to make during the Notice Period, that (1) the Acquisition Proposal that is subject of the Determination Notice continues to constitute a Superior Proposal and (2) that the failure to take any such action would be inconsistent with its fiduciary duties under the applicable Laws of Sweden; provided, however, that this Section 5.3(e)(i) shall apply to any material change to the financial terms of any applicable Superior Proposal and require a revised Determination Notice and a new Notice Period of three (3) Business Days in connection with such material change will apply; and
(ii) the Company Board may effect a Change of Board Recommendation in response to an Intervening Event if (A) the Company Board determines in good faith that the failure to take any such action would be inconsistent with its fiduciary duties under the applicable Laws of Sweden; (B) the Company has notified Parent in writing that the Company Board intends to effect a Change of Board Recommendation; (C) the Company shall have negotiated, and shall have instructed (and shall have used its reasonable best efforts to cause) its Representatives to negotiate, in good faith, with Parent and its Representatives during the Notice Period, to the extent Parent requests to negotiate, with respect to any revisions proposed in writing by Parent to the terms of this Agreement that would eliminate the need for taking such action; and (D) no earlier than the end of the Notice Period, the Company Board determines in good faith, after considering the terms of any proposed amendment or modification to this Agreement that Parent has committed in writing to make during the Notice Period, that the failure to make a Change of Board Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties under the applicable Laws of Sweden.
(f) Nothing contained in this Agreement prohibits the Company or the Company Board or a committee thereof (i) from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, including by disclosing to the holders of Offer Securities a position contemplated by Rule 14e-2(a) and Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure if the Company Board determines, in good faith after consultation with its outside counsel, that the failure to make such statement would be inconsistent with its fiduciary duties; provided that in no event shall the Company Board effect a Change of Board Recommendation except in accordance with Section 5.3(e).
Section 5.4 Employment and Employee Benefits Matters
(a) During the period commencing on the Closing and ending on the first anniversary thereof (the “Protected Period”), Parent shall, and shall cause the Company and each of its other Subsidiaries to, provide each individual employed by the Company or any of its Subsidiaries at the Closing (each, a “Current Employee”) with (i) an annual base salary or hourly wage rate, as applicable, at least as favorable that provided to the Current Employee as of immediately prior to the Closing, (ii) a target annual cash incentive compensation opportunity at least as favorable as that provided to the Current Employee as of immediately prior to the Closing, (iii) a target annual long-term incentive compensation opportunity, if any, that is consistent with the opportunities applicable to similarly situated employees of Buyer and its Subsidiaries, and (iv) other compensation and employee benefits that are substantially comparable in the aggregate to such other compensation and employee benefits (excluding defined benefit pension (except for any Company Plan that constitutes a defined benefit pension plan as in effect immediately prior to Closing and to the extent required by applicable Law or a collective bargaining agreement pursuant to which the Company or any of its Subsidiaries is a party to, bound by or in the process of negotiating solely to the extent as disclosed in Section 5.1(b)(iv)(A) of the Company Disclosure Letter), retiree welfare benefits, equity-based compensation and change of control, retention or other one-off awards) maintained for and provided to the Current Employee as of immediately prior to the Closing and disclosed to Parent prior to the date of this Agreement. In addition, if, during the Protected Period, a Current Employee’s employment is involuntarily terminated under circumstances which would have entitled such Current Employee to severance benefits under the applicable Company Plan set forth on Section 5.4(a) of the Company Disclosure Letter if such termination had occurred immediately prior to the Closing, Parent shall, and shall cause the Company and each of its other Subsidiaries to, provide to such Current Employee severance benefits that are no less favorable than the severance benefits that would have been payable to such Current Employee immediately prior to the Closing, taking into account such Current Employee’s additional period of service and increases (but not decreases) in compensation following the Closing.
(b) With respect to any annual cash incentive compensation that may become payable to any Current Employee under the Company’s annual bonus or other cash incentive programs in respect of the Company’s fiscal year in which the Closing occurs, Parent shall, and shall cause the Company and each of its other Subsidiaries, to adopt and maintain such programs and pay such amounts in the ordinary course of business, subject to the terms and conditions thereof as in effect immediately prior to the Closing; provided, that the actual amount payable to any Current Employee thereunder shall be calculated based on the assumptions and methodology set forth in Section 5.4(b) of the Company Disclosure Letter, notwithstanding any terms to the contrary set forth in any such program.
(c) Parent shall, and shall cause the Company and each of its other Subsidiaries to, use commercially reasonable efforts to cause service rendered by any Current Employee to the Company and its Subsidiaries, prior to the Closing to be taken into account for all purposes of eligibility, vesting, level of benefits (including vacation and severance, but excluding, for the avoidance of doubt, for purposes of benefit accrual under any defined benefit pension plan (provided that service shall continue to be recognized for purposes of any accruals under a Company Plan that constitutes a defined benefit pension plan immediately prior to the Closing and to the extent so recognized prior to the Closing or as required by applicable Law or a collective bargaining agreement pursuant to which the Company or any of its Subsidiaries is a party to, bound by or in the process of negotiating solely to the extent as disclosed in Section 5.1(b)(iv)(A) of the Company Disclosure Letter) or retiree welfare plan) under all employee benefit plans of Parent, the Company and its other Subsidiaries covering the Current Employee (each, a “Buyer Plan”), to the same extent as such service was taken into account under the corresponding Company Plans immediately prior to the Closing; provided, that, the foregoing will not apply (i) to the extent that its application would result in a duplication of benefits with respect to the same period of service, (ii) for purposes of any Buyer Plan under which similarly situated employees of Buyer or its Subsidiaries do not receive credit for prior service or (iii) for purposes of any Buyer Plan that is grandfathered or frozen, either with respect to level of benefits or participation. Without limiting the generality of the foregoing, Parent shall not, and shall cause the Company to not, subject Current Employees to any eligibility requirements, waiting periods, actively-at-work requirements or pre-existing condition limitations under any Buyer Plan that is a health or welfare benefit plan for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Closing. In addition, Parent will use commercially reasonable efforts to provide, or cause the Company and its Subsidiaries to provide, credit under any Buyer Plan that is a health or welfare benefit plan for any eligible expenses incurred by such Current Employees and their covered dependents under a Company Plan during the portion of the year prior to the Closing for purposes of satisfying all co-payments, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of-pocket expenses or similar requirement under any such Buyer Plan applicable to such Current Employees and their covered dependents in respect of the plan year in which the Closing occurs.
(d) The parties hereto acknowledge and agree that all provisions contained in this Section 5.4 are included for the sole benefit of the respective parties hereto. Nothing herein, express or implied, (i) is intended to confer upon any Current Employee or any other individual any right to continued employment or service for any period, any particular term or condition of employment or service with the Company or its Subsidiaries or Parent or any of its Affiliates, (ii) shall constitute an amendment to or termination, adoption or any other modification of any Company Plan, Buyer Plan or any other plan, program, policy, agreement or arrangement or shall alter or limit the ability of the Company or its Subsidiaries or Parent or any of its Affiliates to amend, modify or terminate any such plans, programs, policies, agreements or arrangements, subject to the terms thereof or (iii) is intended to confer upon any Employee or other individual (including employees, retirees or dependents or beneficiaries of employees or retirees, or participants or any dependent or beneficiary thereof in any Company Plan) any right as a third party beneficiary of this Agreement.
Section 5.5 Directors’ and Officers’ Indemnification and Insurance.
(a) Parent and Buyer shall cause that the directors and the chief executive officer or equivalent of the Company and its Subsidiaries formed in Sweden be discharged from liability at the next annual general meeting of the shareholders of the relevant entity, for the period up to and including the Closing Date, provided that the Company’s auditors do not recommend against such discharge. Parent and Buyer undertake not to make, and shall procure that neither their Affiliates nor any of the Company or its Subsidiaries makes, any claim against any director or officer of the Company or its Subsidiaries for his or her acts or omissions in his or her capacity as a director or officer (as applicable) during the period up to and including the Closing, in each case to the extent not based on or arising out of such director’s or officer’s willful misconduct or fraud as determined under applicable Law and finally adjudicated by a court of competent jurisdiction.
(b) For six (6) years from and after the Closing Date, Parent and Buyer shall indemnify, defend and hold harmless all directors and the chief executive officer of the Company as of the date hereof (each, together with such Person’s heirs, executors, or administrators, an “Indemnified Party”) against any claim against such Indemnified Party for his or her acts or omissions in his or her capacity as a director or officer during the period up to and including the Closing and other reasonable costs and expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law), based on or arising out of the Transactions, the Compulsory Redemption or the negotiation, execution or performance of this Agreement, the Support Agreement or any other agreement executed in connection herewith, in each case to the extent not based on or arising out of the applicable Indemnified Party’s willful misconduct or fraud as determined under applicable Law and finally adjudicated by a court of competent jurisdiction. For a period of six (6) years from the Closing, all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, including, for the avoidance of doubt, any such matter arising under any claim with respect to the Closing and the Transactions, now existing in favor of each Indemnified Party as provided in their certificate of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries or in any indemnification agreement with the Company or any of its Subsidiaries in existence on the date of this Agreement shall survive the Closing and shall continue in full force and effect in accordance with the terms thereof.
(c) Parent shall, prior to the Closing, purchase directors’ and officers’ liability tail insurance policies in respect of acts or omissions occurring at or prior to the Closing (including any acts or omissions with respect to the Closing and the Transactions), which tail policy (i) will be effective for a period from the Closing through and including the date six (6) years after the Closing with respect to claims arising from facts or events that existed or occurred prior to or at the Closing (including any claims arising from the Closing and the Transactions) and (ii) will contain coverage that is at least as protective to each Person currently covered by the Company’s or any of its Subsidiary’s directors’ and officers’ liability insurance policies as the coverage provided by such existing policies; provided, that, the premium for such tail policy may not be (and Parent shall not be required to expend) in excess of three hundred percent (300%) of the last annual premium paid prior to the Closing. Parent shall cause any such policy to be maintained in full force and effect for its full term, and cause all obligations thereunder to be honored by the Company and its Subsidiaries. If the amount necessary to procure such tail policy exceed the foregoing premium cap, Parent will only be obligated to obtain the greatest coverage available for a cost not exceeding such cap.
(d) Neither Parent, Buyer nor the Company will settle, compromise or consent to the entry of any Judgment in any Action in connection with which indemnification could be sought by any Indemnified Party pursuant to this Section 5.5(d) unless such settlement, compromise or consent includes an unconditional release and discharge of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent.
(e) Each of Parent, Buyer and the Company will, at its own expense, reasonably cooperate with each Indemnified Party in connection with the defense of any matter for which such Indemnified Party could seek indemnification pursuant to this Section 5.5(e).
(f) This Section 5.5(f) will survive the consummation of the Transactions and is intended to benefit, and after the Closing is enforceable by, any Person or entity referred to in this Section 5.5(f). The indemnification and advancement provided for in this Section 5.5(f) is not exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to Law, Contract, or otherwise. If Parent, Buyer, the Company or any of its Subsidiaries, or any of their respective successors or assigns (other than pursuant to the Transactions) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or a majority of its properties and assets to any Person, then, and in each such case, Parent or Buyer, as applicable, shall make proper provisions such that such successors or assigns assume the applicable obligations set forth in this Section 5.5(f).

(g) Nothing in this Agreement is intended to, shall be construed to or shall, release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.5 is not prior to or in substitution for any such claims under such policies.
Section 5.6 Further Action; Efforts.
(a) Subject to the terms and conditions of this Agreement, prior to the Closing, the Company and Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate the Offer, as promptly as practicable and, in any event, by or before the Outside Date, including obtaining all Consents, registrations and declarations from any Governmental Body or third party necessary, proper or advisable to consummate the Transactions, including any such Consents, registrations and declarations required under the HSR Act and any other applicable Antitrust Laws or any applicable Foreign Investment Laws. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to, (i) in cooperation and consultation with each other, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and all other filings required pursuant to applicable foreign Antitrust Laws or Foreign Investment Laws with respect to the Transactions as promptly as reasonably practicable and in any event prior to the expiration of any applicable legal deadline (provided that the filing of a Notification and Report Form pursuant to the HSR Act must be made within ten (10) Business Days after the date of the Agreement, unless otherwise agreed to by the Company and Parent in writing) and (ii) use reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be requested (including pursuant to a second or similar request) pursuant to the HSR Act or any other Antitrust Law or Foreign Investment Laws. Parent shall, with the reasonable cooperation of the Company, have principal responsibility for any filing or notification, or draft filing as may be the case, required or deemed mutually advisable by both Buyer and the Company, under foreign Antitrust Laws and Foreign Investment Laws as promptly as reasonably practicable after the date of this Agreement, unless otherwise agreed to by the Company and Parent in writing. Neither Parent nor Company will withdraw any such filings or notifications, nor extend the timing for any review period by any Governmental Body in connection with obtaining any Consent, registration or declaration of a Governmental Body, without the prior written consent of the other party. Parent shall have principal responsibility for determining the timing, sequence and strategy of seeking all clearances, consents or approvals under the HSR Act and other applicable Antitrust Laws and Foreign Investment Laws, provided that the parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by, or on behalf of, such party in connection with proceedings under or relating to any Antitrust Laws and Foreign Investment Laws. Without limiting the foregoing, the parties hereto agree (A) to furnish to the other such information and assistance as the other may reasonably request in connection with obtaining any Consent, registration or declaration or any Action under or relating to Antitrust Laws, Foreign Investment Laws or otherwise relating to or to facilitate a Remedy Action, (B) to give each other reasonable advance notice of all meetings with any Governmental Body relating to any Antitrust Laws, Foreign Investment Laws or otherwise relating to or to facilitate a Remedy Action, (C) to give each other an opportunity to participate in each of such meetings, (D) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Body relating to any Antitrust Laws or Foreign Investment Laws, (E) if any Governmental Body initiates a substantive oral communication regarding any Antitrust Laws or Foreign Investment Laws, to promptly notify the other party of the substance of such communication, (F) to provide each other with a reasonable advance opportunity to review and comment upon all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Body regarding any Antitrust Laws or Foreign Investment Laws and (G) to provide each other with copies of all substantive written communications to or from any Governmental Body relating to any Antitrust Laws or Foreign Investment Laws. The parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6 as “outside counsel.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel; provided that materials provided pursuant to this Section 5.6 may be redacted (i) to remove personally sensitive information; (ii) to remove references concerning the valuation of or future plans for the applicable business to which the information relates, (iii) as necessary to comply with contractual obligations, (iv) as necessary to comply with applicable Law and (v) as necessary to address reasonable privilege concerns. Parent shall pay all filing fees in connection with any filings that may be required by this Section 5.6(a).
(b) In furtherance of, and without limiting the efforts referenced in Section 5.6(a), Parent shall, and shall cause each of its Subsidiaries to, take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the EU Merger Regulation and any Law designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade or significant impediment of effective competition (collectively “Antitrust Laws”) to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate impediments under applicable Antitrust Laws asserted by any Governmental Body, in each case, to cause the Offer to be consummated as soon as practicable and in any event prior to the Outside Date. Notwithstanding anything to the contrary in this Section 5.6, in no event shall Parent or any of its Subsidiaries be obligated to, or to agree to, (i) divest, dispose of, license, or hold separate all or any portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries; or (ii) consent to or otherwise agree to other restrictions or limitations on any business, operations, assets, properties or contractual freedoms of any such businesses or operations (the preceding clauses (i) and (ii) collectively, a “Remedy Action”), unless, (A) in the case of the preceding clause (i) only, such Remedy Action involves solely assets or businesses of the Company and its Subsidiaries (or at the election of Parent, of Parent and its Affiliates); (B) in the case of the preceding clause (ii) only, such Remedy Action is a proposal, agreement, commitment or undertaking from Parent or any of its Affiliates or the Company and its Subsidiaries to license, supply or provide products and services to third parties (including competitors of Parent or any of its Affiliates or the Company and its Subsidiaries); and (C) in each of clauses (i) and (ii), such Remedy Action, individually and in the aggregate with all other Remedy Actions, would not reasonably be expected to have a material negative impact on Parent, the Company and their respective Subsidiaries, taken as a whole, measured on a scale relative to the Company and its Subsidiaries, taken as a whole (each, a “Permitted Remedy Action”). For the avoidance of doubt, no party hereto (or their respective Subsidiaries) shall be required pursuant to this Section 5.6 to offer, negotiate, commit to or effect any Remedy Action that is not conditioned upon the Closing.
(c) Without limiting the obligations in clauses (a) and (b) of this Section 5.6, in the event that any Action is instituted (or threatened to be instituted) by a Governmental Body challenging any Transaction, each of the Company, Parent and Buyer shall take any and all actions necessary to contest and resist any such Action (or threatened Action), including to ensure that any Remedy Action sought in such Action is a Permitted Remedy Action, and to have vacated, lifted, reversed or overturned any Judgment or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions or imposes or seeks to impose any Remedy Action that is not a Permitted Remedy Action.
(d) Prior to the Acceptance Time, each party hereto shall use reasonable best efforts to obtain any consents, approvals or waivers of third parties with respect to any Contracts to which it (or any Subsidiary of the Company) is a party as may be necessary for the consummation of the Transactions or required by the terms of any Contract as a result of the execution, performance or consummation of the Transactions; provided, that, notwithstanding anything to the contrary in this Agreement, in no event will the Company be required to pay or make or commit to pay or make, any fee, penalty or other consideration or any other accommodation to any third party to obtain any consent, approval or waiver required with respect to any such Contract and the Company’s failure to obtain any such consents, approvals or waivers with respect to any Contracts shall in no event be a breach of its obligations under this Section 5.6(d) that factors into determining whether the Offer Condition set forth in paragraph 2(b) of Annex I has been satisfied.
Section 5.7 Public Announcements. The Company shall not, and shall cause its Subsidiaries to not, and Parent and Buyer shall not, and shall cause each of their Subsidiaries to not, issue any press release, announcement or other public statement concerning the Agreement or the Transactions without the prior written consent of the other, except any release, announcement or other public statement required by applicable Law or any rule or regulation of Nasdaq, the New York Stock Exchange or any other stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall use reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance; it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. Notwithstanding anything herein to the contrary, the restrictions of this Section 5.7 shall not apply to, and neither Parent’s nor Buyer’s approval shall be required for, any press release, announcement or other public statement or communication (a) by the Company to the extent required by applicable Law in connection with a Change of Board Recommendation or otherwise permitted pursuant to Section 5.3(f), (b) by Parent in response to any Change of Board Recommendation, any Acquisition Proposal that becomes publicly known or any press release, public statement or other communication by the Company with respect to the foregoing, (c) any Dispute among the parties hereto, subject to the confidentiality provisions set forth in Section 7.10(l) or (d) by either Parent or the Company or their respective Subsidiaries that consists solely of information which is substantially consistent with any prior release, announcement or communication otherwise made in accordance with this Section 5.7. The parties hereto agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties.
Section 5.8 Conduct of Buyer. Parent shall cause Buyer to comply with all of its obligations under this Agreement in accordance with the terms and subject to the conditions set forth in this Agreement.
Section 5.9 No Control of the Company’s Business. Nothing contained in this Agreement gives Parent or Buyer, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations subject to Section 5.1.
Section 5.10 [Reserved.]
Section 5.11 Shareholder Litigation. The Company shall notify Parent as soon as possible of actions, suits, or claims instituted or, to the Knowledge of the Company, threatened against the Company or any of its directors or officers relating to or in connection with this Agreement or the Transactions (“Shareholder Litigation”). The Company shall keep Parent reasonably informed and consult with Parent regarding the defense and settlement of any such Shareholder Litigation, and Parent shall have a right to participate in (but not control) such defense or settlement. Without limiting the generality of the foregoing, none of the Company or any of its Representatives shall agree to or propose any settlement of any such Shareholder Litigation without Parent’s prior written consent.
Section 5.12 Delisting. Prior to earlier of the consummation of the Compulsory Redemption and the termination of this Agreement in accordance with its terms, the Company shall, to the extent requested by Parent, cooperate with Parent and Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the Nasdaq to cause the delisting of the Shares and the ADSs from the Nasdaq as promptly as practicable after the Closing and the deregistration of the Shares and ADSs under the Exchange Act as promptly as practicable after such delisting.
Section 5.13 Ownership of Shares. Prior to the Acceptance Time, Parent and its Subsidiaries shall not, and shall cause each of its Subsidiaries to not, own (directly or indirectly, beneficially or of record) any Offer Securities, and none of Parent, Buyer, or their respective Affiliates shall hold any rights to acquire any Offer Securities prior to the Acceptance Time except pursuant to this Agreement.
Section 5.14 Section 338 Elections. The parties hereto agree that Parent is entitled to make, or cause to be made, elections pursuant to Section 338 of the Code or any similar provision of state or local Tax Law with respect to the Company and any of its Subsidiaries that are organized outside the United States.
Section 5.15 14d-10 Matters. Prior to the Acceptance Time, the Company shall take all steps reasonably necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to each plan, program, agreement or arrangement between Parent, the Company or their respective Affiliates and any of the current or former officers, directors or employees of the Company that are entered into after the date of this Agreement and prior to the Acceptance Time pursuant to which compensation is paid to such officer, director or employee.
Section 5.16 Resignation of Directors and Officers. To the extent requested by Parent, the Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director and officer of the Company in office as of immediately prior to and effective upon (a) the consummation of the Offer or (b) the consummation of the Compulsory Redemption; provided, however, that the Company’s failure to deliver any such resignations shall in no event factor into determining whether any of the Offer Conditions have been satisfied or give rise to any right to termination under ARTICLE VI or otherwise.
Section 5.17 Advice of Changes. The Company shall promptly notify Parent in writing of any notice or other communication from any party to any Company Material Contract to the effect that such party has terminated or intends to terminate or otherwise adversely modify its relationship with the Company or any of its Subsidiaries if such termination or modification would be material to Parent or the Company. The Company and Parent shall each promptly notify the other party in writing of (a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions, (b) any communication from any Governmental Body or third party whose Consent is required for consummation of the Transactions that causes such party to believe that there is a reasonable likelihood that any such Consent will not be obtained, (c) any proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of Transactions and (d) the discovery of any fact or circumstance, or the occurrence or non-occurrence of any event, which would reasonably be expected to cause or result in any of the conditions to the Offer contained in Annex I not being satisfied or the satisfaction of those conditions being materially delayed. For the avoidance of doubt, the delivery of any notice pursuant to this Section 5.17 shall not cure any breach of, or non-compliance with, any other provision of this Agreement or limit or affect the remedies available hereunder. The failure to deliver any notice pursuant to this Section 5.17 shall not affect any of the Offer Conditions or give rise to any right to terminate under ARTICLE VI if such failure was due to a party’s failure to recognize that the underlying event required notice hereunder and such party acted promptly to cure such failure upon awareness of such failure.
ARTICLE VI
TERMINATION, AMENDMENT AND WAIVER
Section 6.1 Termination by Mutual Agreement. This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Acceptance Time, by mutual written consent of Parent and the Company.
Section 6.2 Termination by Either Parent or the Company. This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Acceptance Time, by Parent or the Company if:
(a) any court or other Governmental Body of competent jurisdiction has issued a final Judgment or taken any other final action permanently restraining, enjoining, or otherwise prohibiting consummation of the Offer, and such Judgment or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 6.2(a) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement in any material respect has been the principal cause of or principally resulted in the issuance of such Judgment or the taking of such other action;
(b) the Acceptance Time has not occurred on or prior to July 17, 2024 (the “Outside Date”); provided, however, that if as of the date five (5) Business Days prior to such date, the Offer Condition set forth in paragraph 1(b) of Annex I to this Agreement (Regulatory) is not satisfied but all of the other Offer Conditions (other than the Minimum Tender Condition and those conditions that by their nature are to be satisfied at the Closing) shall have been satisfied or waived, then each of the Company and Parent has the right, but not the obligation, by delivery of written notice to the other party to elect to extend the then-applicable Outside Date to a date 90 days after the then-applicable Outside Date (with all references in this Agreement to the Outside Date thereafter being deemed to be references to the Outside Date as so extended), with the Company and Parent entitled to a total of three such extensions in the aggregate so that the initial Outside Date will not in any event be extended more than 270 days in the aggregate; provided, however, that the right to terminate this Agreement pursuant to this Section 6.2(b) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement in any material respect has been the principal cause of or principally resulted in the failure of the Acceptance Time to have occurred on or before the Outside Date; or
(c) the Offer (as it may have been extended and re-extended in accordance with the terms of this Agreement) expires as a result of the non-satisfaction of any Offer Condition or is terminated pursuant to its terms and this Agreement without Buyer having accepted for purchase any Offer Securities validly tendered (and not withdrawn) pursuant to the Offer; provided, however, that the right to terminate this Agreement under this Section 6.2(b) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement in any material respect has been the principal cause of or principally resulted in the events specified in this Section 6.2(b).
Section 6.3 Termination by the Company. This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Acceptance Time, by the Company:
(a) if (i) Buyer fails to commence the Offer in violation of Section 2.1 hereof or (ii) Buyer, in violation of the terms of this Agreement, fails to accept for purchase Offer Securities validly tendered (and not withdrawn) pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 6.3(a) shall not be available to the Company if the failure of the Company to perform or comply with any of its obligations under this Agreement in any material respect has been the principal cause or principally resulted in the failure to commence the Offer;
(b) [Reserved];
(c) if there has been a breach of any covenant or agreement made by Parent or Buyer in this Agreement, or any representation or warranty of Parent or Buyer is inaccurate or becomes inaccurate after the date of this Agreement, and such breach or inaccuracy (i) gives rise to, or would reasonably be expected to give rise to, a Buyer Material Adverse Effect and (ii) is not capable of being cured by the Outside Date or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within thirty (30) days following receipt by Parent or Buyer of written notice from the Company of such breach or inaccuracy (provided that the Company may not terminate this Agreement pursuant to this Section 6.3(c) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder); or
(d) in order for the Company to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 5.3(e).
Section 6.4 Termination by Parent. This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Acceptance Time, by Parent if:
(a) there has been a breach of any covenant or agreement made by the Company in this Agreement, or any representation or warranty of the Company is inaccurate or becomes inaccurate after the date of this Agreement, and such breach or inaccuracy (i) gives rise to a failure of the condition set forth in paragraph 2(b) or 2(c) of Annex I to this Agreement, and (ii) is not capable of being cured by the Outside Date or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within thirty (30) days following receipt by the Company of written notice from Parent or Buyer of such breach or inaccuracy (provided that Parent may not terminate this Agreement pursuant to this Section 6.4(a) if Parent or Buyer is then in material breach of any of its representations, warranties, covenants or agreements hereunder);
(b) the Company Board effects a Change of Board Recommendation; or
(c) any Judgment imposing a Remedy Action other than a Permitted Remedy Action shall be in effect and shall have become final and non-appealable.
Section 6.5 Effect of Termination. In the event of termination of this Agreement pursuant to this ARTICLE VI, this Agreement (other than the last sentence of Section 2.2(a), Section 5.2(b), this Section 6.5, Section 6.6, Section 6.7 and ARTICLE VII, each of which will survive any termination hereof) will become void and of no effect with no liability on the part of any party (or of any of its Representatives) and all rights and obligations of any party shall cease; provided, however, no such termination will relieve any Person of any liability for damages resulting from a material breach of this Agreement that is a consequence of an act or omission intentionally undertaken by the breaching party with the knowledge that such act or omission would, or would reasonably be expected to, result in a material breach of this Agreement (an “Intentional Breach”) or actual intentional common law fraud (and not, for the avoidance of doubt, a constructive fraud or negligent misrepresentation or omission) under the Laws of the State of Delaware, as finally judicially determined by a court of competent jurisdiction, in the making of the representations and warranties set forth in ARTICLE III and ARTICLE IV, in each case with respect to the Company, to the extent such liability for Intentional Breach or such fraud is enforceable under the applicable Laws of Sweden.

Section 6.6 Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the Transactions, with the exception that Parent shall be responsible for (a) all filing fees associated with submitting any filing under the HSR Act and any other filings under any other Antitrust Laws or the Foreign Investment Laws, and (b) all costs and expenses in connection with the Compulsory Redemption.
Section 6.7 Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. The Company, on the one hand, and Parent and Buyer, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.
ARTICLE VII
GENERAL PROVISIONS
Section 7.1 Non-Survival of Representations, Warranties, Covenants and Agreements; No Company Liability. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Closing, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing and (b) this ARTICLE VII. In no event shall the Company have any liability for any representations, warranties, covenants or agreements of the Company in this Agreement or in any instrument delivered pursuant to this Agreement to the extent such liability is unenforceable under the applicable Laws of Sweden.
Section 7.2 Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (a) when delivered, if delivered in person, (b) when sent, if sent by email, (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) one (1) Business Day after sending, if sent by overnight courier, in each case, to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice):
(i)	if to Parent or Buyer:

Thermo Fisher Scientific Inc.
168 Third Avenue
Waltham, MA 02
	Attention:	Michael Boxer, Senior Vice President and General Counsel
Jonas Svedlund, Vice President and Deputy General Counsel
	Email:	michael.boxer@thermofisher.com
jonas.svedlund@thermofisher.com

with an additional copy (which will not constitute notice) to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
	Attention:	Ting S. Chen
Bethany A. Pfalzgraf
	Email:	tchen@cravath.com
bpfalzgraf@cravath.com

(ii)	if to the Company:

Olink Holding AB (publ)
c/o Olink Proteomics AB
Salagatan 16F
753 30 Uppsala
Sweden
	Attention:	General Counsel and CEO
	Email:	legal@olink.com

with an additional copy (which will not constitute notice) to:

Baker & McKenzie LLP
452 Fifth Avenue
New York, New York 10018
	Attention:	Mark Mandel
Piotr Korzynski
Justin Bryant
	Email:	mark.mandel@bakermckenzie.com
piotr.korzynski@bakermckenzie.com
justin.bryant@bakermckenzie.com

and

Baker & McKenzie Advokatbyrå KB
P.O. Box 180
Stockholm SE-101 23
Sweden
	Attention:	Henric Roth
Carl M. Svernlöv
	Email:	henric.roth@bakermckenzie.com
carl.svernlov@bakermckenzie.com
Section 7.3 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement (a) shall remain in full force and effect and (b) will be enforced so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the Transactions are fulfilled to the fullest extent possible.
Section 7.4 Assignment. This Agreement may not be assigned by operation of law or otherwise without the prior written consent of each of the other parties; provided, that Buyer may assign any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned Subsidiaries of Parent without the Company’s consent; provided, further, that such assignment will not materially impede or delay the consummation of the Transactions or otherwise materially impact the rights of the Company or the shareholders of the Company under this Agreement. Any purported assignment without any such consent required by this Section 7.4 shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.
Section 7.5 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the exhibits, annexes, and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties and their Affiliates with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement will survive the execution or termination of this Agreement and remains in full force and effect. Except for (a) after the Acceptance Time, the rights of (i) the holders of Offer Securities to receive the Offer Consideration and (ii) the holders of Company Equity

Awards to receive the consideration described in Section 2.3 (which rights under the preceding (i) and (ii) are intended for the benefit of such holders, all of whom are third-party beneficiaries of such rights and related provisions); (b) the right of the Company, on behalf of the holders of Offer Securities and the holders of Company Equity Awards, to pursue specific performance as set forth in Section 7.12 or, if specific performance is not sought or granted as a remedy, damages in the event of Parent’s or Buyer’s breach of this Agreement; (c) as provided in Section 5.5 (which is intended for the benefit of the Indemnified Parties, all of whom are third-party beneficiaries of these provisions); and (d) as provided in Section 7.13 (which is intended for the benefit of the Non-Party Affiliates, all of whom are third-party beneficiaries of these provisions), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.
Section 7.6 Governing Law. This Agreement and any Action arising out of or relating to this Agreement or the Transactions, will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, that notwithstanding the foregoing, any matters concerning or implicating the Company Board’s fiduciary duties (including the extent of the enforceability of this Agreement against the Company) shall be governed by and construed in accordance with the applicable Laws of Sweden.
Section 7.7 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.
Section 7.8 Counterparts. This Agreement may be executed and delivered (including by .pdf, .tif, .gif, .jpg or similar attachment to email (any such delivery, an “Electronic Delivery”)) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by Electronic Delivery shall be deemed to be an original and effective as delivery of a manually executed counterpart of this Agreement. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
Section 7.9 Parent Guarantee. Parent shall cause Buyer to, and hereby guarantees that Buyer shall, perform and discharge and comply with all of the obligations, covenants, terms, conditions and undertakings of Buyer under this Agreement in accordance with the terms, and subject to the conditions, hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Closing.
Section 7.10 Jurisdiction; Dispute Resolution; Waiver of Jury Trial. Subject to Section 7.10(n), any and all disputes, controversies or claims arising out of, relating to or in connection with this Agreement or the Transactions, including as to the formation, existence, validity, enforceability, interpretation, performance, breach and/or termination of this Agreement, including any dispute as to the scope or enforceability of this Section 7.10, between the parties to this Agreement (each, a “Dispute”), shall be referred to, and exclusively resolved by, arbitration, except in limited circumstances provided in Sections 7.10(g), 7.10(h) and 7.10(n), administered by the International Court of Arbitration of the International Chamber of Commerce (“ICC”), in accordance with its Rules of Arbitration in effect at the time the arbitration is initiated (“Rules”), except as they may be modified by mutual agreement of Parent and the Company or as otherwise modified in this Section 7.10. Each of Parent, Buyer and the Company agrees that it will not attempt to challenge, deny or defeat the jurisdiction of the Arbitral Tribunal or bring any action, suit or proceeding in any court with respect to any Dispute, except in limited circumstances provided in Sections 7.10(g), 7.10(h) and 7.10(n).
(a) The arbitration shall be conducted by an arbitral tribunal (the “Arbitral Tribunal”) composed of three arbitrators. One arbitrator shall be nominated by the Company, and one arbitrator shall be nominated by collective agreement of Parent and Buyer. The party demanding arbitration shall nominate its arbitrator concurrently with such request and the other party shall do so within twenty (20) days from receipt of the demand for arbitration. In the event that the other party fails to nominate an arbitrator, or deliver notification of such nomination to the party demanding arbitration and to the ICC, within this time period, the party requesting arbitration shall have the right to request that the ICC appoint all three arbitrators within twenty (20) days of the ICC receiving such request in accordance with the ICC Rules. The two party-appointed arbitrators shall nominate by mutual agreement the third arbitrator within twenty days of their appointment. If the two party-appointed arbitrators fail to nominate a third arbitrator within this time period, then any party shall have the right to demand that ICC nominate the third arbitrator within twenty (20) days of the ICC receiving such demand in accordance with the ICC Rules. The third arbitrator shall serve as chairman of the Arbitral Tribunal.
(b) The seat, or legal place, of arbitration shall be the city of New York, New York, and the language to be used in the arbitral proceedings shall be English, and all evidence that is produced in Swedish must be translated into English. The governing law of this agreement to arbitrate shall be the law of the State of Delaware.
(c) Each arbitrator shall be (i) qualified to practice law in the State of New York, (ii) fluent in the English language, (iii) independent of the Company and each of Parent and Buyer and (iv) a lawyer or retired judge with at least fifteen years’ experience practicing in New York in mergers and acquisitions of public companies in the United States (which may, for the avoidance of doubt, include a litigator with at least fifteen years’ experience practicing in New York handling U.S. public company mergers and acquisitions disputes). No arbitrator shall be an employee, officer, director, consultant, contractor or other service provider of the Company or either of Parent and Buyer or of their respective affiliates, nor shall any arbitrator have any interest that would be affected in any material respect by the outcome of the dispute.
(d) The Arbitral Tribunal shall have sole discretion as to the establishment of deadlines for any arbitration, provided, however, that failure of the Arbitral Tribunal to comply with any time period it sets shall not affect in any way the jurisdiction of the Arbitral Tribunal or the validity of its Award, including in connection with the timeframe for the Arbitral Tribunal to render its Award, which shall, in any case, be in accordance with the Rules. Any application for the correction, interpretation or completion of omission of the Award under the Rules shall be filed expeditiously in accordance with the Rules.
(e) Any request for production of documents or other information shall be subject to the express authorization of the Arbitral Tribunal, which shall endeavor to ensure that any such requests are as limited and disciplined as is consistent with the just resolution of the dispute, controversy or claim. Each of the Company, Parent and Buyer (i) expressly waive any right to seek evidence under Section 1782 of title 28 of the U.S. Code or any other provision contained in the arbitration or other procedural rules or laws of any jurisdiction and (ii) agree that Article 3 of the IBA Rules on the Taking of Evidence in International Arbitration shall apply to the arbitration.
(f) Each of the Company, Parent and Buyer hereby agrees that the Arbitral Tribunal shall have the power to award equitable remedies, including specific performance, injunctive relief, declaratory judgements or other equitable relief (an “Award”), and is specifically empowered to order the Company and each of Parent and Buyer to take any and all actions contemplated or required by this Agreement to consummate the Transactions, in each case in accordance with, and subject to the terms and conditions of, this Agreement. Any Award rendered by the Arbitral Tribunal acting by a majority (including for equitable relief, injunctive relief, specific performance or monetary damages) shall be in writing and fully enforceable against, and final, nonappealable and binding on the parties and their respective successors and assigns. Each Award of the Arbitral Tribunal shall be unreviewable for error of law or fact or legal reasoning of any kind. Each of the Company, Parent and Buyer waive any form of appeal against any Award of the Arbitral Tribunal. The parties undertake to carry out each Award of the Arbitral Tribunal without delay. Judgment upon any Award may be entered by any court of competent jurisdiction and, to the maximum extent permitted by applicable law, such court shall have power to enforce the Award, regardless of whether the relief sought is characterized as legal, equitable or otherwise.
(g) Prior to the constitution of an Arbitral Tribunal, the Parties may request conservatory or interim measures from the courts in accordance with Section 7.10(h) or from an Emergency Arbitrator in accordance with the ICC Rules. After the constitution of an Arbitral Tribunal, all conservatory or interim measures shall be requested directly from the Arbitral Tribunal, which may sustain, modify or revoke any measures previously granted by the courts in accordance with Section 7.10(h) or from the Emergency Arbitrator, as the case may be.
(h) Conservatory or interim measures sought prior to the constitution of an Arbitral Tribunal and actions to enforce any Award, may be requested by any party in any state or federal court located in the State of Delaware or in any Swedish court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, it being understood and agreed that the consents to jurisdiction and venue set forth in this Section 7.10 shall not be construed as general consents to service of process in such jurisdiction or venue.
(i) In order to facilitate the comprehensive resolution of related disputes and to avoid inconsistent decisions in related disputes, upon request of any party to an arbitration proceeding commenced pursuant to this Section 7.10, any proceeding commenced by a subsequent demand for arbitration under the provisions of this Section 7.10 may be consolidated with the earlier-commenced arbitration proceeding, as determined within the discretion of the arbitral tribunal appointed in the first-commenced arbitration proceeding if it determines that (i) the proceedings are compatible, and (ii) there is no unjustifiable harm caused to one of the parties to the consolidated arbitrations. If the first-appointed Arbitral Tribunal determines that the arbitrations shall be consolidated, the first-appointed Arbitral Tribunal shall have jurisdiction over the consolidated arbitration to the exclusion of any other arbitral tribunal and any appointment of an arbitral tribunal in relation to the other arbitrations will be deemed to be functus officio, without prejudice to the validity of any act done or order made by that tribunal or by the ICC in support of that arbitration before the consolidation.
(j) The costs and expenses of the arbitral proceedings, including, but not limited, to the administrative costs of the ICC and arbitrators’ fees, when applicable, shall be borne by each party as per the ICC Rules. Upon rendering any Award, the Arbitral Tribunal, in its discretion, may allocate among the parties to the arbitration any costs and expenses of the arbitration, including the fees and expenses of the arbitrators and reasonable attorney’s fees, expert witness expenses and other costs incurred by the parties.
(k) In the event that one or more parties requests conservatory or interim measures from the courts in accordance with Section 7.10(h), process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court, including as provided for in Section 7.11. The parties hereto agree that a final judgment in any suit, action or proceeding brought in accordance with Section 7.10(h) or 7.10(n) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
(l) The parties agree that the arbitral proceedings shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed other than to the Arbitral Tribunal, the ICC, the parties, their counsel, accountants and auditors, insurers and re-insurers, financial advisors, representatives and any person necessary to the conduct of the proceeding. The confidentiality obligations shall not apply (i) if disclosure is required by any applicable law, rule or regulation, or in judicial or administrative proceedings or (ii) as far as disclosure is necessary or appropriate to enforce the rights arising out of the award.
(m) The agreement to arbitrate under this Section 7.10 shall be specifically enforceable. The parties irrevocably submit to the non-exclusive personal jurisdiction of any state or federal court located in the State of Delaware, each for the limited purpose of enforcing this agreement to arbitrate, including any action to compel arbitration or to stay or enjoin any action or proceeding commenced or prosecuted in violation of this Section 7.10, and irrevocably waive any objection to venue for such a proceeding in any such court (including but not limited to an objection based on the doctrine of forum non conveniens).
(n) Notwithstanding anything to the contrary set forth herein, with respect to any claim by a party hereto (an “Injunctive Claimant”) for equitable or injunctive relief arising out of, relating to or in connection with this Agreement or the Transactions, including but not limited to specific performance in accordance with Section 7.12, against another party hereto (an “Injunctive Claim”), the Injunctive Claimant has the right, but not the obligation, to bring such Injunctive Claim in the Court of Chancery of the State of Delaware and any appellate court thereof, or in any other state or federal court located in the State of Delaware. With respect to an Injunctive Claim, each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of such courts. Each party hereby waives and agrees not to assert, by way of motion or otherwise, any claim or defense (i) that such Injunctive Claim is not subject to the jurisdiction of the above-named courts, (ii) that such Injunctive Claim should be dismissed on grounds of forum non conveniens or should be transferred or removed to any court other than one of the above-named courts, (iii) that such Injunctive Claim should be stayed or dismissed by reason of the pendency of any arbitration commenced under this Section 7.10, other than on earlier-filed arbitration proceeding brought by the Company asserting the same claim as the Injunctive Claim, or by reason of the pendency of any other proceeding brought in any other court, or (iv) that this Agreement or the subject matter hereof may not be specifically enforced in or by such court.
(o) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION OR ANY OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 7.11 Service of Process. Each party irrevocably consents to the service of process in any action or proceeding arising out of or relating to this Agreement or the Transactions outside the territorial jurisdiction of the courts referred to in Section 1.1(a) by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 7.2. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method.
Section 7.12 Specific Performance.
(a) The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages (even if available) could not make whole. It is accordingly agreed that (i) each party hereto will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and without the necessity of proving actual damages or the inadequacy of monetary damages as a remedy and (ii) the parties hereto will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement. Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the Transactions and without such right, none of the parties would have entered into this Agreement.
(b) Notwithstanding the parties’ rights to specific performance pursuant to Section 7.12(a), but subject to Section 7.13, each party hereto may pursue any other remedy available to it at law or in equity, including monetary damages, and except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
Section 7.13 Non-Recourse. All claims (whether in Contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, performance or non-performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) may be made by any party hereto or any third party beneficiary of any relevant provision hereof only against the Persons that are expressly identified as parties hereto. No Person who is not a named party to this Agreement, including any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of any named party to this Agreement that is not itself a named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in Contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to any party to this Agreement for any liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Nothing in this Section 7.13 precludes the parties or express third party beneficiaries from exercising any rights under this Agreement to which they are specifically a party or an express third party beneficiary thereof. This Section 7.13 is subject to, and does not alter the scope or application of, Section 7.12. The parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 7.13.
Section 7.14 Interpretation. When reference is made in this Agreement to a Section or Article, such reference will be to a Section or Article of this Agreement unless otherwise indicated. References to “this Agreement” shall include the Annexes to this Agreement and the Company Disclosure Letter. Any terms used in the Company Disclosure Letter or any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The Annexes to this Agreement and the Company Disclosure Letter are hereby incorporated and made a part hereof and are an integral part of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. The terms “Dollars” and “$” shall refer to the lawful currency of the United States and references to “SEK” shall refer to the lawful currency of Sweden. Any references herein to a Law means such Law as amended from time to time and includes any successor Law thereto and any regulations promulgated thereunder. Any references herein to a Contract shall include any and all amendments, annexes, schedules, exhibits and other attachments thereto. References to a Person are also to its permitted successors and assigns. The words “made available to Parent” and words of similar import refer to information posted to the electronic data room for “Project Omega” hosted by Datasite one (1) Business Day prior to the date hereof or filed with (or furnished to) the SEC by the Company and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system one (1) Business Day prior to the date hereof. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of Parent, Buyer and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
THERMO FISHER SCIENTIFIC INC.

By:	/s/ Paul Parker
Name: Paul Parker
Title: Senior Vice President, Strategy and Corporate Development
(Purchase Agreement)

OLINK HOLDING AB (PUBL)

By:	/s/ Jon Heimer
Name: Jon Heimer
Title: Chief Executive Officer

Annex I

OFFER CONDITIONS
Capitalized terms used in this Annex I and not otherwise defined herein have the meanings assigned to them in the Purchase Agreement, dated as of October 17, 2023, by and between Thermo Fisher Scientific Inc. and Olink Holding AB (publ).
1. Buyer is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Buyer’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares or ADSs validly tendered and not properly withdrawn in connection with the Offer, unless, immediately prior to the then applicable Expiration Time:
(a) there have been validly tendered in accordance with the terms of the Offer, and not properly withdrawn, a number of Shares and ADSs (excluding Shares or ADSs tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time) that, together with (i) the Shares and ADSs then owned by Parent or its Subsidiaries and (ii) the Shares and ADSs that, if permitted under applicable Law, will be transferred at the Closing to Buyer pursuant to the Support Agreement, represents at least one Share more than ninety percent (90%) of the issued and outstanding Shares (excluding any Shares held in treasury by the Company or owned by any of the Company’s Subsidiaries) immediately prior to the Expiration Time (the “Minimum Tender Condition”); and
(b) any applicable waiting period (and any extension thereof) under the Antitrust Laws in the jurisdictions listed on, or contemplated by the first sentence of the sole paragraph of, the Regulatory Schedule has expired or been terminated, and any relevant approvals, consents or waivers pursuant to the Antitrust Laws and Foreign Investment Laws in the jurisdictions listed on, or contemplated by the first sentence of the sole paragraph of, the Regulatory Schedule have been obtained.
2. Additionally, Buyer is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Buyer’s obligation to pay for or return tendered Shares or ADSs promptly after the termination or withdrawal of the Offer), to pay for any Shares or ADSs validly tendered and not properly withdrawn in connection with the Offer if, immediately prior to the then-applicable Expiration Time, any of the following conditions exist:
(a) there exists any (i) Judgment (whether temporary, preliminary or permanent) entered, enacted, promulgated, enforced or issued by any court or other Governmental Body of competent jurisdiction or voluntary timing agreement with a Governmental Body (entered into in compliance with Section 5.6), in each case, that is then in effect that prohibits, renders illegal or enjoins, the consummation of the Offer or imposes a Remedy Action other than a Permitted Remedy Action or (ii) pending Action by any applicable Governmental Body that challenges or seeks to make illegal, prohibit or otherwise prevents the consummation of the Offer or the acquisition of Offer Securities by Parent or Buyer under the applicable Antitrust Laws in the jurisdictions set forth on, or contemplated by the first sentence of the sole paragraph of, the Regulatory Schedule or to impose a Remedy Action other than a Permitted Remedy Action, provided, that in no event shall a Specified FTC Letter constitute such Action under this clause (ii);
(b) the Company has breached or failed to comply in any material respect with any of its agreements or covenants to be performed or complied with by it under the Agreement on or before the Acceptance Time and failed to cure such breach or non-compliance;
(c) the representations and warranties of the Company (i) set forth in the first sentence of Section 3.9 (Absence of Certain Developments) of the Agreement are not true and correct in all respects as of the date of the Agreement; (ii) set forth in Section 3.3(a), Section 3.3(b), Section 3.3(c)(i), Section 3.3(d) and the first sentence of Section 3.3(e) (Capitalization) of the Agreement are not true and correct in all respects, except for de minimis inaccuracies, in each case as of the date of the Agreement and as of the Expiration Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case on and as of such earlier date); (iii) the representations and warranties of the Company set forth in the first two sentences of Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization; Valid and Binding Agreement),

Section 3.3(c) (other than Section 3.3(c)(i)) and the second sentence of Section 3.3(e) (Capitalization), Section 3.4 (Subsidiaries), Section 3.5(a) (No Breach), Section 3.21(b) (Brokerage) and Section 3.24 (Opinions) of the Agreement are not true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) in all material respects, in each case as of the date of the Agreement and as of the Expiration Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case on and as of such earlier date); or (iv) the other representations and warranties of the Company contained in ARTICLE III are not true and correct as of the date of the Agreement and as of the Expiration Time as though made on and as of such date (except to the extent such representation and warranty expressly speaks as of an earlier date and time, in which case on and as of such earlier date) except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) has not had a Company Material Adverse Effect;
(d) the Company has not delivered to Parent a certificate dated as of the Expiration Time signed on behalf of the Company by the chief executive or financial officer of the Company to the effect that the conditions set forth in paragraphs 2(b), 2(c) and 2(e) of this Annex I have been satisfied as of the Expiration Time;
(e) since the date of the Agreement, there has occurred any change, effect, event, inaccuracy, occurrence or other matters that has had a Company Material Adverse Effect which is ongoing as of the Expiration Time; or
(f) the Agreement has been terminated pursuant to its terms.
The conditions set forth in this Annex I are for the benefit of Parent and Buyer (and in the case of the Minimum Tender Condition, the Company) and may be waived (where permitted by applicable Law) by Parent or Buyer in whole or in part at any time or from time to time prior to the Expiration Time, in each case, subject to the terms and conditions of the Agreement, including Section 2.1(c) of the Agreement, and the applicable rules and regulations of the SEC.